An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 17, 2022

73 Greentree Drive, #558

Dover, DE 19904

(888) 546-7980

100,000,000 shares of

Series A Non-Voting Preferred Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 35

	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer(2)
Per share	$0.25	$0	$0.25
Total Maximum	$25,000,000	$0	$25,000,000

(1) The company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to this Offering Circular.

(2) Does not include expenses of the Offering, including costs of blue sky compliance. See “Plan of Distribution.”

This Offering Circular covers the offer and sale of Series A Non-Voting Preferred Stock to:

•	New or existing investors in the company who will pay cash for their investments; and

•	New or existing investors in the company who will exchange services for their investments; and

•	Members of the company (people who use the company’s website and related technologies) who will receive stock in reward for using the company’s services, which we refer to as our Stock Award program.

See “Plan of Distribution.”

Prior to December 1, 2017, there was no public market for our Series A Non-Voting Preferred Stock. Our Series A Non-Voting Preferred Stock began being quoted on the OTCQB Venture Market operated by OTC Markets Group Inc. (“OTCQB”) under the symbol “RWRDP” on December 1, 2017. The Depositary Trust Company made RWRDP DTC-eligible and the first trades happened in March, 2018. In 2019, the stock began being quoted on the OTC Pink Market.

The company is offering a maximum of 100,000,000 shares of Series A Non-Voting Preferred Stock on a “best efforts” basis (the “Offering”). There is no minimum offering amount. The Offering will continue until the earlier of (1) the date when all shares have been sold and (2) the date on which the Offering is earlier terminated by the company at its sole discretion. See “Plan of Distribution” and “Securities Being Offered” for a description of the company’s capital stock. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities will commence on approximately _____, 2022 at 12:01 AM Eastern time.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “iConsumer” or “the company” refers to iConsumer Corp.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

LETTER TO PROSPECTIVE SHAREHOLDERS

February 17, 2022

We’re making real the opportunity for millions of ordinary people to easily become investors in a publicly traded, SEC-regulated startup company, simply by downloading our apps or by shopping at over 2,200 stores. Ordinary people, often first-time investors in any kind of a company, building their futures while saving money today.

As Web 3.0 becomes the talk of the town, iConsumer is positioned at the busiest intersections of these new conversations. Identity, ownership of personally identifiable information, and control of the value created by individuals participating in the online economies are more important than ever.

The novel coronavirus turned the world upside down. Just as things were approaching a new normal in the fourth quarter of 2021, the Omicron variant changed the world again. We zigged, we zagged, and we zigged again. Through it all, building for the future remained as important as ever. As we write this, there is the possibility of war in the Ukraine, tensions with China are increasing, and inflation has become a reality. We look forward to the next year, when our nest eggs should be bigger, and the future easier.

Our goals for the coming year include making it less expensive for shareholders to sell their shares. We want to leverage the fact that over 75,000 people have trusted us to monetize the value of their online presence. Our member base is now sufficiently large enough to experiment with ad-supported (no purchase necessary) means for our members to earn rewards (including equity). We continue to seek ways to leverage the fact that we’re regulatory-compliant, as compared to the “wild west” of the crypto world.

Our long term goal is to not be considered a penny stock. If we achieve that goal, our belief is that we’ll become more valuable because we’ll garner increased exposure, institutional investors may take notice of us, and it’s possible that transferring our stock from a transfer agent into a brokerage account will become easier.

More so than for most companies, a rising stock price can help to increase revenues. Classic economic theory suggests that more buyers than sellers will help our stock price to rise. It’s on you.

Thanks for helping us Change the Faces of Wall Street.

Robert N. Grosshandler

Kimberly Logan

Co-Founders

RISK FACTORS

The Securities and Exchange Commission (the “Commission”) requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company and its Business

The company is affected by the coronavirus pandemic

The Covid-19 pandemic is affecting the behavior of consumers, investors, service providers, and retailers in predictable and unpredictable ways that have and will continue to have an impact on the company’s ability to operate. The worlds of shopping and online life have fundamentally changed. This has included a significant reduction in certain types of online shopping by consumers, a complete cessation, then the return, then reduction, of travel-related purchases, and a continued reduction in the number of retailers interested in utilizing our channel.

With the roll out of a vaccine in the United States, a new normal seemed to return in the third and fourth quarters of 2021. The Omicron variant upended things again towards the end of 2021 and into the first quarter of 2022. The membership base recruited during this period may be less interested in the equity-oriented portion of our offering. The opportunity for membership growth makes raising funding more imperative at a time when external financing is more problematic.

The company may be presented with opportunities to acquire other companies (or assets) that are adversely affected by the pandemic. The company may not have the depth of management experience or financing to properly address these opportunities. If the company does not take advantage of those opportunities, competitors may be able to do so.

The company has only recently commenced its planned principal operations.

iConsumer was incorporated in 2010. It recognized no significant revenues prior to 2016. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. iConsumer’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of shoppers and the reaction of existing competitors to iConsumer’s offerings and entry of new competitors into the market. iConsumer will only be able to pay dividends on any shares once its directors determine that it is financially able to do so.

The company depends on one source of revenue.

The company is completely dependent on online shopping. If this market were to cease to grow, or to decrease, for reasons that may include economic, health emergency or technological reasons (including, for example, recessions, pandemics, or loss of confidence in online commerce due to hacking) the company may not succeed. The company’s current member base is small compared to competitors, having begun post-testing operations in February 2017, and the company will only succeed if it can attract a significant number of members.

The company’s current member base of retailers and advertisers (to whom it provides advertising and loyalty services) numbers approximately 2,200. The company will only succeed if these retailers choose to continue to do business with iConsumer. They may choose to stop doing business with the company for reasons within or outside the control of the company. There are no contractual requirements binding the retailer or advertiser to continue a relationship. Most of these retailers are primarily focused on the U.S. market.

The company may attempt to expand beyond one source of revenue.

Expanding beyond online shopping will stretch the company’s resources. Given the company’s small size, a failure to accomplish this may diminish the company’s ability to succeed in its primary efforts.

The company is depending on the incentive of ownership in the company to attract and retain members.

iConsumer is using the prospect of ownership in the company and the ability to share in its success as an incentive to use the company’s products. If potential consumers do not find this a compelling reason to use iConsumer as opposed to its competitors, the company will have fewer unique selling propositions to distinguish it from its competitors. This incentive requires that potential shareholders be able to ascertain the value of their ownership, which may be hard or impossible to do. The amount of the incentive is calculated based upon a consumer receiving ownership using the price per share specified in the offering statement in effect as of the date that consumer makes a purchase with a merchant via the company's website. If that incentive does not work, the company is less likely to succeed.

The value of the ownership earned by consumers is a non-cash expense to the company.

This non-cash expense will depress earnings for the foreseeable future. This may affect the price future prospective shareholders are willing to pay for the stock. The company’s financial projections assume that there is a tax benefit to this non-cash expense. If that assumption is false, the company will have a larger tax liability than anticipated. The company is recording the cost of the incentive compensation at the last public price paid for its stock in its qualified offerings. If the market price of the company as quoted on a market (e.g. OTC) is different from that price, and if there is sufficient liquidity in that market, the company will need to use the market price to ascertain the value of the stock earned by members. If there is no price quoted publicly or in a prior offering, the company will need to use other valuation methodologies.

The company is challenged in raising capital.

Until the company is cash flow positive, it requires outside financing to meet its obligations and to fund its growth. Raising such outside financing is extremely hard to do, and there is no certainty that the company will succeed in raising sufficient financing.

The company’s operations are reliant on technology licensed from a related company.

iConsumer’s operations are run on technology licensed from Outsourced Site Services, LLC (“OSS”), a company under common control, pursuant to an Amended and Restated License Agreement dated May 25, 2016 (the “License Agreement”), which is summarized under “Interest of Management and Others in Certain Transactions". iConsumer pays OSS a license fee for the use of this technology, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Changes in the license fee will impact the company’s expenses and profitability. Since Mr. Grosshandler controls both companies, and will continue to control iConsumer after this offering, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price (whether at market rate, or above or below market rate) it pays for the license.

During the pandemic and its aftermath, Mr. Grosshandler has unilaterally chosen to eliminate the license fee, increasing the company’s profitability. Mr. Grosshandler may choose at any time to reinstate the license fee.

A related company provides operational and other services, which eventually the company will have to pay for at market rates.

The company’s personnel and other operational support such as web hosting, site maintenance, member support, retailer support and marketing are currently provided by OSS, pursuant to the License Agreement, as described in “Interest of Management and Others in Certain Transactions”. The company will eventually have to pay its own personnel and perform these functions itself or outsource them to other providers. This may have the result of increasing the company’s expenses. The current arrangement also means that the financial results of the company in the current stage of operations are unlikely to be a good indicator of future performance.

The company depends on a small management team.

The company depends primarily on the skill and experience of two individuals, Robert Grosshandler and Kimberly Logan. If the company is not able to call upon either of these people, for any reason, its operations and development could be harmed.

The company is controlled by its officers and directors.

Robert Grosshandler currently holds all of the company’s voting stock, and at the conclusion of this offering will continue to hold all of the company’s common stock. Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.

Competitors may be able to call on more resources than the company.

While the company believes that its approach to online shopping is unique, it is not the only way to attract users. Additionally, existing or new competitors may replicate iConsumer’s business ideas (including the issuance of shares to users) and produce directly competing offerings. These competitors may be better capitalized than iConsumer, which might give them a significant advantage, for example, in surviving an economic downturn where shoppers pull back. Competitors may be able to use their greater resources to provide greater rebates or cash back to consumers, even to uneconomic levels that iConsumer cannot match.

There are logistical and expense challenges involved in the management of large numbers of shareholders.

iConsumer’s business plan is based upon using share ownership as a way to attract online shoppers to its services, and the more it succeeds in doing so, the larger the number of shareholders it will have to manage. The need to address shareholder concerns with respect to recording of ownership, transfer and communications with shareholders may take up a disproportionate amount of management time and increase costs.

Due to regulatory requirements, the company must use a transfer agent to facilitate share transfers. The cost associated with their participation has been rising. Shareholders and prospective shareholders may find the costs of transferring shares into a brokerage account prohibitive, reducing their interest in generating revenue for the company.

Our accountant has included a “going concern” note in its audit report.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds in this offering, we may not accurately anticipate how quickly we may use the funds and if these funds are sufficient to bring the business to profitability. Our ability to remain in business is reliant on either generating sufficient cash flows from operations, raising additional capital, or likely a combination of the two.

Rebate oriented members are demanding and aggressive.

Companies that offer rebates on member purchases attract members who enjoy pushing the limits in order to maximize their rebates and stock compensation. This aggressive buying behavior can turn into fraudulent behavior against iConsumer or its partners. It is possible that members drawn to offers during the pandemic will be more or less aggressive than members attracted during more normal periods. The company will need to manage this risk and behavior. Doing so may take up a disproportionate amount of management’s time. This behavior may have unknown financial exposure for iConsumer.

Having used Bitcoin as compensation creates speculative risk to the company.

For approximately a year, ending on November 23, 2018, the company offered Bitcoin as a reward. The company is required to purchase Bitcoin at prevailing market rates in order to satisfy its need to fulfill previously earned Bitcoin to members.  As the markets for Bitcoin are new, thinly capitalized, and unregulated, the company is not able to foresee all of the risks the need to purchase Bitcoin might entail.  At a minimum, this need to participate in the cryptocurrency markets exposes the company to the extreme volatility in the market price of Bitcoin, plus the potential inability to purchase sufficient Bitcoin at any price.  While the company intends to use commercially reasonable means to mitigate those risks (including, but not limited to, engaging in hedging operations), it may lack the expertise, capital, or other elements necessary to successfully purchase Bitcoin to fulfill its obligations to members.

The abilities to maintain a cryptocurrency wallet for members, to accept and redeem Bitcoin or other cryptocurrencies, and other facets of being crypto current are in the company’s “quiver”. Should market forces make offering cryptocurrencies as a reward interesting again, the company is positioned to take advantage of such a shift. If it misses those signals, it will negatively affect the company.

Having earned Bitcoin as compensation creates speculative risk to the member.

The price of Bitcoin in the market may drop radically between the time the award to the member was calculated (Bitcoin awards ceased in November, 2018), and the time the member is able to transfer the Bitcoin from iConsumer into his or her account or wallet. The member bears that speculative risk.

The value of Bitcoin earned by a member may decrease between the date it was earned and the date at which it is transferred.

The price of Bitcoin in the market may drop radically between the time the award to the member was calculated, and the time the member requests a transfer of the Bitcoin from iConsumer into his or her account or wallet. The company anticipates transferring Bitcoin immediately upon request. However, there may be a delay between the request and the transfer. The member bears the risk of fluctuation between the time of the award and the time of the ultimate transfer to the member.

The company has no management with international experience.

The company may need to expand its marketing, investment efforts, and operations beyond North America. Current management has no experience in this area. It may need to hire employees, or retain contractors and advisors, with applicable experience. There is no assurance that such employees, contractors, or other resources, will be available and/or affordable at the point the company seeks such assistance.

The historical performance used to create forecasts may not scale with additional marketing expenditures and could prove inaccurate.

The company’s forecasts are based on behaviors observed prior to the coronavirus pandemic. The company expects consumer and retailer behavior to change as a result of the pandemic. Those behaviors may not be indicative of future performance. If we attract sufficient capital to scale our marketing efforts, we believe that our cost of member acquisition will rise. Additionally, if the new members behave differently than the members acquired in the past, it may take longer for the company to reach cash flow break even. It is possible that the company does not raise enough money in this offering to fund its continued operations.

Members who earned shares under the company’s Stock Award program may have remaining rescission rights.

Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”) must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The company failed to amend its offering statement that was re-qualified by the Commission on February 13, 2017 on a timely basis. As a result, that offering statement was no longer available for the company to make stock awards to members who made purchases from February 14, 2018 until May 23, 2018. We permitted members to earn stock awards until May 23, 2018. Stock awards earned during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been awarded in violation of federal securities laws and may be subject to rescission. In order to address this issue, we made a rescission offer to all members who earned stock awards from February 14, 2018 until May 23, 2018. Two members accepted our offer of rescission, for a total of 1,824 shares.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. We may continue to be liable under federal and state securities laws for up to an amount equal to the value of those shares plus any statutory interest since February 13, 2018, which we may be required to pay.

The prospects of war, increasing inflation, supply chain issues, and new coronavirus variants create outsized uncertainty for small, under capitalized companies.

Larger companies typically have resources that allow them to weather the increased risks that war, inflation, and supply chain issues may bring.

Risks Related to the Company's Securities and this Offering

There is no current liquid market for the preferred stock. We may not continue to satisfy the requirements for quotation on the OTC markets and, even if we do, an active market for the preferred stock may not develop.

Prior to December 1, 2017, there was no formal marketplace for the resale of the company’s preferred stock. Our preferred stock is quoted on the OTC “Pink” over-the-counter market operated by OTC Markets Group Inc. under the symbol “RWRDP”. Even though our stock is quoted, that does not mean that there is or will be a liquid market for our equity. If we fail to continue to meet the requirements for quotation on OTC, the shares may be quoted on other tiers of the over-the-counter market to the extent any demand exists. Whether or not we’re quoted on a market, or listed on an exchange, investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral, or be able to hold the stock in a traditional brokerage account. Without a liquid market for the preferred stock, it may be impossible for shareholders to be able to value their stock, reducing or eliminating the value of the stock as an incentive. Even if we continue to satisfy the requirements of the OTC, it is not a stock exchange. As a result, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our preferred stock than there would be if the shares were listed on a stock exchange, which may lead to lower trading prices for our preferred stock.

If we are successful in continuing to be quoted on a market, we may be considered a “penny stock”.

Among other consequences, this will make it harder, potentially impossible, for a liquid market in our securities to develop. Without a liquid market, it is harder, potentially impossible, for a shareholder to find a buyer for his, hers, or its securities at an acceptable price. For example, many institutional investors will not invest in “penny stocks”. Many brokerage firms do not trade in penny stocks, accept penny stock for deposit, or trade in stock quoted on the OTC markets.

The ability for investors to deposit stock they have earned or purchased into a brokerage account is challenging.

The rules brokerage firms use to determine whether or not to accept a stock for deposit are opaque, vary from firm to firm, and appear to change frequently without notice. Investors may not be able to sell their stock using a brokerage firm.

If and when our quoted stock price goes down, members / shareholders may react negatively.

Many of the company’s shareholders are first time investors in a publicly traded company. Their reaction to a fluctuating stock price may reduce their participation. For example, they may choose to stop being members or they may choose to air their grievances on social media platforms.

Alternative forms of investment and reward points may become popular.

Competitors, and potential competitors to the company, are rumored to be announcing cryptocurrencies that allow them to raise capital or compete in ways that the company may not be able to replicate. This increases the number of probable competitors to the company. For example, we are aware that Rakuten has announced that Rakuten points will be blockchain-based. The BAT token (basicattentiontoken.org), associated with the Brave browser, may also directly compete with us. Another token that may compete is LOYYAL. The cryptocurrency marketplace is highly dynamic and hard to predict. For instance, as of this writing, the LOYYAL token appears to be moribund. The increasing popularity of this fundraising mechanism is making qualified resources able to assist with the process hard to find, and if available, very expensive. There is no assurance that the company will be able to compete with these well-funded competitors.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of New York, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Risks Related to Bitcoin

The fundamental value of Bitcoin is sensitive to subjective perception.

The value of Bitcoin can be based on its ease of use, the energy used to mine it, what it can be used to purchase, or its revolutionary technology, but there is no underlying value or institution supporting its value. This results in price volatility, which encourages speculative behavior. Speculative subscribers may hold Bitcoin instead of spending it, which makes the currency illiquid. Furthermore, any particular cryptocurrency may become worthless, which could result in an adverse effect on the company and members who have previously received Bitcoin and continue to hold a balance.

A disruption of the Internet or the Bitcoin network could impair the value and the ability to transfer Bitcoin.

A significant disruption in Internet connectivity could disrupt the Bitcoin network, until the disruption is resolved, and could have an adverse effect on the value of Bitcoin. It is possible that such an attack could adversely affect the value of Bitcoin.

The price of Bitcoin and Ether assets are extremely volatile. Fluctuations in the price of Bitcoin could materially and adversely affect the company and the value of members’ rebates and rewards.

The prices of blockchain assets are significant uncertainties for the company and members. The price of Bitcoin and other cryptocurrencies such as Ether, Ripple, and Litecoin are subject to dramatic fluctuations. The company uses the Gemini digital asset exchange to set the price at which it awards Bitcoin. For example, the price of Bitcoin on the Gemini exchange on December 24, 2017 at 4 pm Eastern Standard Time (“EST”) was $13,586.76. The company purchased a futures contract on January 12, 2018. At that date, the futures contract reflected a market price of approximately $9,000.00. The 4 pm EST price of Bitcoin on January 23, 2021 on the Gemini exchange was $33,058.99. To further illustrate the volatility of Bitcoin and Ether, we have set forth in the table below the US dollar prices quoted at 4pm EST on the Gemini exchange since September 1, 2017.

Date	Price of Bitcoin	Price of Ether
September 1, 2017	$4,855.44	$391.50
September 15, 2017	$3,690.00	$257.97
October 1, 2017	$4,298.25	—
October 15, 2017	$5,506.37	$329.00
November 1, 2017	$6,570.00	$297.50
November 15, 2017	$7,260.00	—
December 1, 2017	$10,717.48	—
December 15, 2017	$17,715.85	$688.90
January 1, 2018	$13,411.49	—
January 15, 2018	$13,700.00	$1,287.28
February 1, 2018	$9,099.99	$1,012.24
February 15, 2018	$10,081.89	$927.13
April 30, 2018	$9,307.30	$676.37
April 1, 2019	$4,115.29	$140.32
May 1, 2019	$5,299.11	$157.45
December 31, 2019	$7,149.14	$127.82
April 27, 2020	$7,717.79	$194.28
January 23, 2021	$33,058.99	$1,250.77
January 26, 2022	$37,069.34	$2,250.45

The company is exposed to these fluctuations until such time as it transfers a member’s remaining Bitcoin earnings earned while the company offered Bitcoin as a reward.

While the company intends to continue to use commercially reasonable means to mitigate its exposure to such fluctuations, several factors may affect price, including, but not limited to:

●	Global blockchain asset supply;

●	Global blockchain asset demand, which can be influenced by the growth of retailers’ and commercial businesses’ acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online blockchain asset exchanges and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use;

●	Changes in the software, software requirements or hardware requirements underlying a blockchain network;

●	Changes in the rights, obligations, incentives, or rewards for the various participants in a blockchain network;

●	Currency exchange rates, including the rates at which Bitcoin and other cryptocurrencies such as Ether, which the company accepts as payment for subscriptions in this offering, may be exchanged for fiat currencies;

●	Fiat currency withdrawal and deposit policies of blockchain asset exchanges and liquidity on such exchanges;

●	Interruptions in service from or failures of major blockchain asset exchanges;

●	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in blockchain assets;

●	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;

●	Regulatory measures, if any, that affect the use of blockchain assets;

●	The maintenance and development of the open-source software protocol of the Bitcoin or other cryptocurrency networks;

●	Global or regional political, economic or financial events and situations;

●	Expectations among blockchain participants that the value of blockchain assets will soon change; and

●	A decrease in the price of blockchain assets that may have a material adverse effect on the company’s financial condition and operating results.

If someone gains access to a member’s login credentials to an iConsumer account, the account holder may lose the value of their account.

If someone gains access to or learns of a member’s login credentials or private keys, that person may be able to dispose of the member’s account and the member’s Bitcoin, and they may lose the entirety of their holdings.

Most holders of cryptocurrencies can only gain access to them by use of a private key. The loss of access to private keys may result in the permanent loss of access to an account and the value of the cryptocurrencies therein.

Bitcoin is stored in a digital wallet on the blockchain and is controllable only by the individual who controls the private key. If the private key is lost or destroyed an investor may be unable to access the Bitcoin held in the digital wallet, which may result in permanent loss of funds. In addition, if the private key becomes known to a third party, it may result in misappropriation and therefore permanent loss of funds. Internet errors related to cyber malfunction of the wallet where the Bitcoin is held could also result in its loss.

While securities accounts at U.S. brokerage firms are often insured by the Securities Investor Protection Corporation (SIPC) and bank accounts at U.S. banks are often insured by the Federal Deposit Insurance Corporation (FDIC), Bitcoin held in a digital wallet currently does not have similar protections.

Unlike bank accounts, credit unions or accounts at other financial institutions that provide certain safety guarantees, such as insurance, to depositors, coins and tokens held in digital wallets on a blockchain are currently uninsured. In the event of loss or loss of utility value there is no public insurer or private insurance to offer recourse to the injured holder.

Cryptocurrency markets are subject to market manipulations and schemes that may decrease the value of Bitcoin.

There is a risk of market manipulation, such as the spreading of false and misleading information about Bitcoin to affect its price. Rumors about Bitcoin may be spread in a variety of ways, including on websites, press releases, email spam, posts on social media, online bulletin boards, and chat rooms. The false or misleading rumors may be negative and could result in a decrease in the value of Bitcoin.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. Investors in this offering will pay $0.25 per share. The table reflects all transactions since inception (including the Recapitalization and Exchange effected in July 2015 and discussed in more detail in “The Company’s Business”), establishing a net tangible book value deficit of $(1,085,464) or $(0.0096) per share as of June 30, 2021. Net tangible book value is calculated as tangible assets less tangible liabilities. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders and earlier investors than just including such transactions for the last 12 months, which is what the Commission requires. The table then gives effect to the sale of shares assuming we issue A) a low-range number of shares, B) a mid-range number of shares and C) the maximum number of shares in this offering.

	Low-Range Raise	Mid-Range Raise	Maximum Raise
Price per Share	$0.25	$0.25	$0.25
Shares Issued	1,000,000	10,000,000	100,000,000
Capital Raised	$250,000	$2,500,000	$25,000,000
Less: Offering Costs	$(25,000)	$(250,000)	$(2,000,000)
Net Offering Proceeds	$225,000	$2,250,000	$23,000,000
Net Tangible Book Value (6/30/21)	$(1,085,464)	$(1,085,464)	$(1,085,464)
Increase to Net Tangible Value	$225,000	$2,250,000	$23,000,000

Net Tangible Book Value Post-Financing	$(860,464)	$1,164,536	$21,914,536

Shares Issued and Outstanding (1/31/2022)	113,996,887	113,996,887	113,996,887
No-fee Shares Earned	17,160,202	17,160,202	17,160,202
Post-Financing Shares Issued and/or Earned and Outstanding	132,157,089	141,157,089	231,157,089

Net tangible book value (deficit) per share prior to offering	$(0.0096)	$(0.0096)	$(0.0096)
Increase/(Decrease) per share attributable to new investors	$0.0030	$0.0178	$0.1043
Net tangible book value (deficit) per share after offering	$(0.0065)	$0.0082	$0.0948
Dilution per share to new investors	$0.2500	$0.2418	$0.1552

The table reflects past issuances to members on a no-fee basis under the prior offerings. It does not reflect future issuances to members on a no-fee basis. Any no-fee issuances to members will further dilute investors in this offering.

No-fee issuances are those shares issued and transferred to members and others as consideration for, among other activities, the member making purchases from network retailers using the iConsumer platform. No cash is received from the member as part of the consideration. iConsumer is under no obligation to issue shares unless it has an offering statement qualified by the Commission at the time a member makes a purchase. iConsumer has not, and will not, issue no-fee shares unless it has a qualified offering statement. We refer to these no-fee issuances as iConsumer’s “Stock Award” program.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s members, employees, or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, compensation to members, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share.

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake (at least on paper) is worth $200,000.

●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Future reduction in dilution

The company may not simultaneously offer shares for sale in an offering (like this one) and offer to repurchase shares, in accordance with SEC regulations. Members are provisionally awarded shares as rewards, pending a member’s perfection of the documentation and requirements required by such rewards. Those provisionally awarded shares are reported in this offering, in the company’s financial statements, and on the company’s web site. In accordance with the membership agreement between the member and the company, which terms change from time to time, should a member not perfect their interest in his or her provisionally awarded shares, those shares lapse and are deducted from the number of shares reported as provisionally earned.

Such a reduction reduces the dilution affecting other shareholders.

PLAN OF DISTRIBUTION

The Offering Statement filed with the Commission covers the offer and sale of preferred shares to:

●	New and existing investors in the company who will pay cash for their investments; and

●	Members of the company (people who use the company’s website) who will be awarded “no-fee shares” in reward for using iConsumer’s services and to encourage them to use iConsumer (including shopping more through iConsumer) and urge their friends to do the same. Members will earn shares of the company based on the amount of shopping rebates they earn. Members may also earn shares as incentive for other activities, including, but not limited to, signing up to become a member. The issuance of shares to members in exchange for their activities is a “sale” of shares under securities law, and thus must be registered with the Commission or made in reliance on an exemption from registration, such as Regulation A. This Offering Circular therefore covers the issuance of up to 100,000,000 preferred shares to members. The company will not receive cash from the issuance to members; the cash accounted for in “Use of Proceeds” will come from new investors. Under prior offerings, as of January 31, 2022 the company had transferred 113,996,887 shares to the transfer agent to reflect the earnings of approximately 2,900 members; and

●	New and existing investors in the company who exchange services for their investments.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE ISSUANCE OF SHARES TO MEMBERS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

The cash price per share of Series A Non-Voting Preferred Stock is $0.25, which may be paid in cash.

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through social media and posting the company’s Offering Circular and supporting materials on an online investment platform.

In the event the company makes arrangements with a broker-dealer to sell its shares, it will file a supplement to this Offering Circular.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the preferred shares. The company may close on investments on a “rolling” or “continuous” basis (so not all investors will receive their shares on the same date). Each time the company accepts funds is defined as a “Closing." Funds tendered in cash by potential investors will be held by the Escrow Agent and will be transferred to the company upon Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. FundAmerica/Prime Trust and the Escrow Agent are performing AML and OFAC due diligence on investors tendering cash. All cash funds are held in escrow pending satisfactory due diligence. The company will accept a subscription (i.e., hold a Closing) within 30 calendar days after due diligence is successfully completed. Given the timing of completion of diligence, it is possible that the company could conduct a Closing every weekday, which would be administratively burdensome. In order to reduce the number of Closings, the company may wait until it has completed due diligence on several investments before submitting a disbursement request to the Escrow Agent.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, as well support from OSS. It has only a limited amount of cash on hand, but the License Agreement with OSS provides that OSS will be responsible for much of the company’s operations, as set out in “Interests of Management and Others in Certain Transactions.”

Processing of Subscriptions

You will be required to complete a subscription agreement in order to invest or to receive “no-fee” shares in the Stock Award program. The subscription agreement includes a representation by the investor (including members receiving no-fee shares) to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The company has previously paid Fund America, Inc. (now Prime Trust), a technology and escrow service provider, an escrow fee of $500. Additionally, the company will pay Fund America $7.50 per transaction processed for investments over $250. Direct Transfer, LLC, an affiliate of Issuer Direct Corp., serves as transfer agent to maintain shareholder information on a book-entry basis and will charge $2.50 for a new cash shareholder who invests less than $1,000, $5.00 for a new cash shareholder who invests $1,000 or more, and $1.50 for each new no-fee shareholder, upon transfer and issuance of their shares, subject to change. If each investor were to invest a subscription amount of $200.00 for the offering per investor, the company estimates the maximum fee that could be due to Fund America and Issuer Direct Corp. for the aforementioned services would be $125,000 if it achieved the maximum offering proceeds.

The company may also engage additional broker-dealers, processing agents or internal resources to perform administrative functions, who may have different financial arrangements and costs.

Upon acceptance of an investment, the FundAmerica/Prime Trust platform automatically generates and sends an email with the details of the transaction to the investor. In the event that the company does not accept an investment in whole or in part, it will notify an investor via email through the FundAmerica/Prime Trust platform.

The company anticipates that the share register as maintained by the transfer agents will reflect the issuance and transfer of shares to investors within two weeks after the company accepts and closes on an investment.

The company is absorbing all fees connected to cash investments charged by FundAmerica/Prime Trust and/or Issuer Direct, where practicable.

The Incentive Program

The primary business of iConsumer is to reward members for utilizing its services. To facilitate that, consumers are incented to utilize the services of iConsumer to earn rebates and save money via coupons and “deals” whenever they shop at participating retailers. The retailers pay iConsumer for this service, and iConsumer shares those payments with its members as a rebate.

Consumers may also be incented to perform other actions (including, but not limited to, activities like viewing advertising or responding to surveys).

The incentive is delivered as “stock back”. Consumers receive a portion of the equity of iConsumer – RWRDP. The company will only issue shares (“no-fee shares”) to members while it has an Offering Statement qualified by the Commission, such Offering Statement remains qualified, and upon each member's execution of a subscription agreement, as well as their compliance with other requirements as set out in the company’s terms of service. The rebate percentage (typically the rebate is a percentage of the purchase amount) is displayed to the user on iConsumer’s site, in its apps, or as a banner on the retailer’s site prior to the user making a purchase.

iCONSUMER.
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Every time you shop at 2300+ stores you earn more ownership in iConsumer.

Become an owner when you make your first qualifying purchase. Earn more the more you shop.

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The rebate percentage varies from retailer to retailer and is set by iConsumer. iConsumer may vary the rebate percentage frequently.

The rebates that are to be delivered as equity are calculated and represented as a percentage of the purchase price, if possible. The price used for this calculation is the price of the stock as set forth in the offering statement that is qualified as of the date of purchase. That price is displayed in the footer of most pages of the iConsumer website. iConsumer may vary the number of shares earned per purchase at its sole discretion.

The consumer thus knows the percentages (or fixed “special rate”) of the rebates to be received, prior to making a purchase. Other offers may be linked to a fixed number of shares.

As of June 30, 2021 the company’s books reflected a liability of $315,557 for Bitcoin earned as a reward between December, 2017 and November, 2018. It may purchase futures contracts to cover this liability and to protect from cryptocurrency volatility, in addition to purchasing Bitcoin as needed to fulfill redemption requirements. The company currently holds less than three month’s anticipated demand for Bitcoin in a wallet or in an account on an exchange. As its redemption experience grows, it may hold more or less Bitcoin in a crypto wallet on in an account on an exchange.

The security of the exchange-based account is a feature of the exchange. Where the Bitcoin is held in iConsumer’s wallet, that wallet is kept on a computer that is not publicly accessible, or in cold storage in a hardware wallet like a Nano. The wallet technology is provided by a third party. The state of wallet technology is rapidly changing, and we expect to change wallet providers as technology improves. For security reasons, we are not disclosing the vendors of the products and services we employ to transact in and store cryptocurrencies.

The company used Bitcoin for rewards between December 23, 2017 and November 12, 2018. The company believes it currently holds Bitcoin sufficient to meet anticipated redemption needs through April 30, 2022.

Until such time as a member requests, and the company completes, a transfer of Bitcoin to the member’s wallet or exchange account, ownership of the Bitcoin does not pass to the member. The company does not allocate a specific purchase of Bitcoin to a specific member. The company’s Bitcoin is an asset of the company and may be used for any purpose it deems appropriate.

The company intends to keep Bitcoin purchases at a minimum to reduce security concerns. It may continue to use futures contracts to protect against upward price movements of Bitcoin.

CONSUMER
60,832 Members
Top Deals
Refer Get $10
Dashboard
Robert Grosshandler
45,000+ Stores & Brands ex: QVC, Staples, Priceline, shoes
Search
My Stores
Departments
All Stores
Coupons
GAMES. GAMES. GAMES.
ALL THE TIME.
SHOP GAMES
MY FAVORITE STORES
Merchant
Rebate
Coupons
AmazonSmile
Owners Benefit
2
Expedia
Expedia.com
5.5%
0
GiftCards
GiftCards
2.75%
0

An example from a retailer’s site:

The consumer is able to see a ledger recapping purchase amounts and stock earned amounts.

An example (incentives change frequently):

Jody learns about iConsumer from her friend George. When Jody becomes an iConsumer member and makes her first purchase from a participating retailer, iConsumer awards her 100 shares of equity, subject to the existence of a qualified offering statement for the shares.

Jody makes a $100 purchase at macys.com via iConsumer because she knows she’ll earn 22.22 iConsumer shares (assuming a qualified offering statement is on file with the Commission).

After approximately 75 days have passed (to allow for returns), Jody may request the company to issue and transfer her earned shares. Upon her request and her payment of any transfer agent fees, the execution of the appropriate subscription agreement, confirmation that Jody has complied with iConsumer’s terms and conditions, and assuming a qualified offering statement is on file with the Commission, her accrued shares will be issued and transferred to the transfer agent’s books in about a month.

From time to time the company may offer or withdraw additional incentives for George to recruit Jody.

As of January 31, 2022 iConsumer had transferred (utilizing prior offerings) 113,996,887 shares to approximately 2,900 members as a result of their joining, shopping, and recruiting other members.

Offering Circular Supplements and Post-Qualification Amendments

The company undertakes to file, during any period in which offers or sales are being made,

1)	Any supplement required pursuant to Rule 253(g) under the Securities Act; and

2)	A post-qualification amendment to the Offering Statement to reflect in the offering circular any facts or events arising after the qualification date of the Offering statement (or the most recent post-qualification amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Offering Statement.

USE OF PROCEEDS

Assuming the Maximum Offering amount is raised, the net proceeds of this offering to the issuer, after expenses of the offering (payment to Fund America/Prime Trust, Issuer Direct Corp. LLC (transfer agent), professional fees and other expenses) will be approximately $23,000,000. All cash proceeds will be derived from the sale of preferred shares to new investors as opposed to the issuance of preferred shares to members.

There is no minimum offering amount.

If iConsumer receives the maximum proceeds in this offering, it plans to use the net proceeds as follows:

•	Marketing expenses (primarily new member acquisition) in the amount of approximately $16,000,000.

•	Web site and technological development in the amount of approximately $3,000,000.

Approximately $4,000,000, or 16% of the net proceeds, assuming the maximum amount offered is raised, has not been allocated for any particular purpose.

Because the offering is a “best efforts” offering, iConsumer may close the offering without sufficient funds for all when it has cash to do so.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

The company was incorporated in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to 2016, the company had negligible revenues. In 2016, the company began offering consumers the opportunity to learn about the stock market by becoming shareholders in a publicly quoted company. They receive rebates from shopping in the form of equity (Series A Non-Voting Preferred shares) in the company, in addition to other forms of incentives, including cash rebates, and beginning in December 2017, Bitcoin. On November 12, 2018, the company ceased offering Bitcoin as a reward mechanism.

In order to have a platform that could comply with U.S. securities regulations, the company filed an offering statement with the Commission under Regulation A promulgated under the Securities Act. That first offering statement was first qualified in September 2016 and the company began an offering under Regulation A.   This offering was a continuous offering. Since that time, the company has generally had a continuous offering open.

On June 10, 2020 the Commission qualified the company’s offering statement for a new offering under Regulation A. The share price in this offering was $0.18/share.

On March 10, 2021, the Commission qualified the company’s offering statement for a new offering under Regulation A. This offering is a continuous offering. The share price in this offering was $0.25/share.

As of December 31, 2021 the company had approximately 72,000 members.

Principal Products and Services

The company provides its members the opportunity to experience ownership of a company quoted on the over-the-counter market (iConsumer). The company generates revenue by providing an online shopping portal where the company’s members can shop at approximately 2,200 participating retailers worldwide. The retailers pay the company commissions and advertising fees in exchange for members’ shopping. In turn, the company rebates a portion of its revenues to its members in the form of equity. From time to time, the company has offered Bitcoin or cash back rewards, in addition to equity rewards. The company launched its online shopping services to the general public in a testing mode on June 19, 2015. In April, 2020, in response to the coronavirus pandemic, the company began offering cash rebates in addition to offering equity rebates. In October, 2020, the company ceased offering cash rebates.

The Incentive Program

The company provides its members the opportunity to experience the ownership in a company quoted on the over-the-counter market (iConsumer). To facilitate that, consumers are incented to utilize the services of iConsumer to earn rebates and save money via coupons and “deals” whenever they shop at participating retailers. The retailers pay iConsumer for this service, and iConsumer shares those payments with its members as a rebate.

The member may also be incented to perform other activities, including, but not limited to, and subject to change without notice: playing games, viewing ads, or responding to surveys. Generally, these incentives are labeled as “rebates”, even if they are not strictly in exchange for a purchase or other expenditure.

The rebate incentive is delivered as ownership in iConsumer. Consumers receive the equity of iConsumer – RWRDP. Prior incentives included cash or Bitcoin. The company only promotes and issues shares (“no-fee shares”) to members during the period when it has an Offering Statement that is qualified by the Commission, such Offering Statement remains qualified, and upon each member’s execution of a subscription agreement, as well as their compliance with other requirements as set out in the company’s terms of service. The rebate percentage (typically the rebate is a percentage of the purchase amount) is displayed to the user on iConsumer’s site, in its apps, or as a banner on the retailer’s site prior to the user making a purchase.

The rebate percentage varies from retailer to retailer and is set by iConsumer. iConsumer may vary the rebate percentage frequently. If the rebate isn’t linked to a purchase, it is typically displayed as a number of shares to be earned based upon the member’s activity.

The rebates that are to be delivered as equity are calculated as a percentage of the purchase price, if possible. The price used for this calculation is the price of the stock as set forth in the offering statement that is qualified as of the date of purchase. That price is displayed in the footer of most pages of the iConsumer website. iConsumer may vary the number of shares earned per purchase at its sole discretion.

As of the date of this Offering Circular, the company believes it currently holds sufficient Bitcoin to meet anticipated redemption needs through April 30, 2022. Should it have underestimated redemption demand, it will need to purchase additional Bitcoin in the market at market prices.

Until such time as a member requests, and the company completes, a transfer of Bitcoin to the member’s wallet or exchange account, ownership of the Bitcoin does not pass to the member. The company does not allocate a specific purchase of Bitcoin to a specific member. The company’s Bitcoin is an asset of the company and may be used for any purpose it deems appropriate.

The company intends to keep Bitcoin purchases at a minimum to reduce security concerns. It may use futures contracts to protect against upward price movements of Bitcoin.

An example (incentives change frequently, and are subject to a current Offering Statement) follows:

Jody learns about iConsumer from her friend George. When Jody becomes an iConsumer member and makes her first purchase from a participating retailer, iConsumer awards her and George 100 shares of equity.

After approximately 75 days have passed (to allow for returns, processing, and payment), Jody may instruct iConsumer to transfer her shares to the transfer agent.

As of January 31, 2022, iConsumer had issued and transferred 113,996,887 shares to approximately 2,900 shareholders due to their shopping and referral activity.

Market

The company’s target market encompasses all online shoppers, with the target generally being those shoppers located in the United States. While the company has no direct competitors utilizing equity ownership in itself as an incentive, the company’s indirect competitors include companies that offer cash back or frequent flyer miles or points as incentives for their shopping behavior. Those indirect competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the target of the company’s marketing efforts.

The company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. The company uses its own members to spread the word about the advantages of the company’s offering.

A further source of potential customers is the people who have expressed interest in the company’s offering of shares through its offering under Regulation A.

Competition

The company’s indirect competitors include Rakuten, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, and swagbucks. iConsumer offers the same ability to save money shopping by offering coupons but differentiates itself by additionally offering its members the ability to earn ownership in the company through the acquisition of shares. This further incentivizes members to prefer iConsumer’s offering and to encourage their friends to do the same.

Participating Merchants

Through an agreement with OSS, an affiliated company, iConsumer represents approximately 2,200 retailers, providing cash back and equity back and coupon-based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee (currently waived due to the pandemic) based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated company.

Research and Development

The company is licensing technology developed by its affiliate OSS and has not yet made any expenditures on research and development.

Employees

The company has no directly paid employees. Its management and operations are provided by the affiliated company OSS, as described in “Interest of Management and Others in Certain Transactions.”

Intellectual Property

iConsumer has a copyright on its web site, applications, and other computer software. It has received trademark registrations for iConsumer, the logo, and related marks. The technology upon which the company is relying for its operations is owned by OSS and licensed to iConsumer.

Litigation

The company is not involved in any litigation.

The Company’s Property

The company does not own any real estate or significant real assets. The company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected as expenses in the company’s financial statements. The value of these assets is not reflected in the financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in Item 3 of this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. The financial statements included in this filing as of and for the six months ended June 30, 2021 are unaudited and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included. Unless otherwise indicated, latest results discussed below are as of June 30, 2021.

The company is in an early stage of development. Operations prior to January 2016 produced minimal revenues.

The company earns revenues through offering advertising on its website, its member-focused emails, alerts and notifications in its apps, and primarily through agreements with customers (primarily retailers) for web traffic and sales referred through the iConsumer.com website and apps (commission revenue). Beginning in June 2015, the company began to earn commission revenue by directing members to participating retailers. Measurable revenue from operations began in January 2016.

The company recognizes contract revenue in accordance with FASB ASC 606. For other revenues, it only recognizes revenue when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Revenues from advertising were negligible in 2020 and the first half of 2021.

Throughout 2020 and the first half of 2021, the company launched improved generations of its mobile apps for Apple IOS and Android. It also launched updated versions of its browser extension -- the iConsumer Button -- for Chrome, Safari, Firefox, and Edge. Regular releases of the apps and the Button have occurred during that time. These technologies are provided under the license agreement with Outsourced Site Services, LLC (“OSS”), outlined more fully below.

In order to have a platform that could comply with U.S. securities regulations, the company filed an offering statement with the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). That offering statement was first qualified in September 2016 and the company began an offering under Regulation A. It began issuing and transferring shares of its Series A Non-Voting Preferred Stock to its members and selling equity for cash.

The company launched an offering of convertible promissory notes (“Convertible Promissory Notes”) under Rule 506(c) of Regulation D promulgated under the Securities Act in September 2017. The company had raised $154,721 in that offering. The Convertible Promissory Notes issued in that private placement began to mature in 2020. As of June 30, 2021, the company has redeemed $16,500 of the Convertible Promissory Notes. Under the terms of the notes, the company could extend the maturity date of the notes. The company and five note holders mutually agreed to extend the maturity dates into the 1st quarter of 2022 in August, 2020. The note holders agreed to accept shares of Series A Non-Voting Preferred Stock at the then effective offering price in lieu of cash for their interest payments. The company accounted for the transaction using the then current offering price of RWRDP. See “—Liquidity and Capital Resources.”

The company filed a new offering statement on Form 1-A for its second Regulation A offering on January 29, 2018. The offering price for its Series A Non-Voting Preferred Stock changed to $0.15 per share under this filing. On June 13, 2018 the SEC qualified the company’s offering statement.

The company must update or substitute a new offering for its currently open offering at least once yearly and the SEC must qualify it again (or issue a new qualification) for it to remain open and effective. Among other things, an open and qualified offering allows the company to offer its equity as an incentive. On June 10, 2020, the SEC requalified that offering. The company has requalified its offering statements or filed and qualified a new offering statement annually. Under the current offering statement, qualified on March 10, 2021, the company changed the share price in its offering to $0.25 per share. As a result, the company has conducted continuous offerings that remained open as of December 31, 2019, December 31, 2020 and June 30, 2021. The company had closed on cash investments in these offerings from 732, 579 and 2 individuals, representing $257,506, $123,525 and $360, respectively, as of December 31, 2019, December 31, 2020, and June 30, 2021. As of December 31, 2020, two entities received stock under the offering valued at $200,000 in exchange for services. During the first half of 2021, one entity received stock under the offering valued at $90,000 in exchange for services.

On August 1, 2019 the company transitioned to providing newly earned rebates solely in the form of the company’s equity. It eliminated “cash back”. The company believed that offering a singular form of rebate (solely stock, instead of a combination of stock and cash) would be a more persuasive and easily communicated marketing message. As part of that transition, it changed the offering price of its Series A Non-Voting Preferred Stock to $0.18 per share.

In March, 2020 the coronavirus pandemic began to affect the company’s operations. It was unclear as to whether or not the company could survive the shutdown of the U.S. economy that ensued. In April, 2020 the company responded, in part, by reinstituting 95% cash back rebates, in addition to continuing equity back rebates. Other responses included, but were not limited to, reducing or changing marketing expenditures, eliminating travel, and reducing most other expenses. It received a Small Business Administration Economic Impact Disaster Loan (“EIDL”) for $60,000 and an EIDL grant for $5,000. The loan has an interest rate of 3.75%, with a 30-year amortization, originally repayable monthly beginning in April, 2021. Subsequent to the loan’s issuance, the SBA changed the terms to require repayment beginning April, 2022, and, in September, 2021 the SBA indicated that it plans to change the terms again, with repayment beginning in April 2023.

On October 23, 2020, the company returned to rewarding purchases solely with the company’s equity.

In March, 2021, the company began to increase marketing and other expenditures.

The primary factors affecting gross income (revenue) are the number of users of the company’s services (members), the amount each member spends, and the commission rates paid by participating retailers. By adjusting the percentage of the gross income and/or equity shared with the member in the form of rebates, the company can affect the amount of gross income earned. Generally, the higher the rebate percentage (the percentage earned by the member), the more likely a member will make a transaction that generates revenue.

Gross profit is gross income less the direct costs of that income (i.e., rebates). Rebates may have cash (including Bitcoin when applicable) and non-cash components. The non-cash component reflects the estimated fair value, as reflected in the most current offering circular, of the preferred stock to be transferred to the member as the earned rebate. The company focuses on the cash component of its gross profit as the best indicator of results.

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 25 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs and compensates Robert Grosshandler, who is key to the company’s successful operation.

These services are provided pursuant to an Amended and Restated Software License and Services Agreement dated May 25, 2016, between OSS and the company (the “License Agreement”). The provisions of the License Agreement with OSS will significantly affect the company’s financial results. Under the License Agreement, the company pays 20% of its gross revenue to OSS (amended by mutual agreement to 0% of gross revenues, subject to change without notice, during the course of the pandemic). That amendment continues as of the date of this report. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS, which would likely change the company’s margins and profitability. In the event the company decides to provide for itself the support services provided by OSS, the company’s margins and profitability are likely to change, and the current results of operations may not be indicative of what they would be if the company provided for its own support services.

Both iGive and OSS are 100% owned by Robert Grosshandler. Mr. Grosshandler controls 100% of the voting stock of the company.

In September, 2021, subsequent to the publication date of the accompanying financial statements, Amazon ceased doing business with the company.

Results of Operations

Six Months ended June 30, 2021 Compared to Six Months ended June 30, 2020

Revenues for the six months ended June 30, 2021 were $65,646, a decrease from revenues of $78,282 in the same period in 2020. Revenues were primarily composed of commissions from retailers.

A portion of the company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.18 per share between July 31, 2019 and March 10, 2021 and $0.25 per share thereafter. The value reflects the price that would be paid by third party purchasers in the Regulation A offering.

The company’s cost of revenues for the first six months of 2021 amounted to $84,188 compared to $161,402 for the same period in 2020. Cost of revenues for the first six months of 2021 included $84,188 in preferred stock, an increase from $44,701 in 2020.

Operating expenses were $408,455 through June 30, 2021, compared to $232,464 for the same period in 2020. The primary components of operating expenses were as follows:

•	Marketing expense increased to $331,337 from $158,822, reflecting the company’s increased marketing efforts and a $90,000 one-time consulting expense. The member stock awards included as a marketing expense – a non-cash item (primarily rewards for joining and referring other shoppers) — were $99,308, up from $75,319 in 2020. The Advertising and Promotion expense was $232,029 (including the $90,000 non-cash consulting expense), up from $83,502 in 2020. Marketing expense did not include expenses related to the company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and are charged against shareholder’s equity when the offering is closed.

•	Fees to OSS were $0 for the first six months of 2021, a decrease from fees of $2,703 in 2020. This reflected the reduction of the percentage charged subsequent to February 2020. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of approximately 2,400 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. OSS and the company have agreed to reduce that to 0% due to the pandemic, subject to change without notice. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Legal fees for the first six months of 2021 were $16,091, compared to $572 in 2020, primarily as a result of increased regulatory filings.

•	Accounting fees were $36,200 for the first six months of 2021, compared to $34,000 for the same period in 2020.

•	Stock issuance fees decreased to $6,441 for the first six months of 2021, compared to $13,044 in the first six months of 2020. This primarily represents the cost of members transferring their stock earned from shopping onto the transfer agent’s books or transferring their stock from the transfer agent to a brokerage account. The company believes that increased stock market liquidity is good for its business, and encouraged members to make such transfers by subsidizing the cost of transfer, if the transfer were in excess of 10,000 shares.

Unrealized gains from unhedged Bitcoin liabilities resulting from Bitcoin rebates earned in 2018 were $1,016.

As a result of the foregoing factors, the company recorded a net loss of $408,455 for the first six months of 2021, compared to a net loss of $232,464 for the same period in 2020.

Twelve Months ended December 31, 2020 Compared to Twelve Months ended December 31, 2019

Revenues for the twelve months ended December 31, 2020 were $198,392, an increase from revenues of $177,791 in the same period in 2019, reflecting the effects of increasing the equity reward and cash back percentages as a response to the pandemic. Increasing the percentage and using cash back as a reward increases the incentive for users to shop. Revenues were primarily composed of commissions from retailers. Revenue in 2020 included a $5,000 pandemic-related grant from the U.S. Government.

A portion of the company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.15 per share between January 1, 2019 and July 31, 2019 and $0.18 per share thereafter. The value reflects the price paid by third party purchasers in the Regulation A offering.

A portion of the company’s expenses were in the form of Bitcoin, a cryptocurrency. Bitcoin was valued as of the day the expense was incurred, based upon the closing price for that day on the Gemini Bitcoin Exchange.

The company’s cost of revenues for 2020 amounted to $405,939, compared to $237,431 in 2019. Cost of revenues for 2020 included $294,049 in preferred stock, an increase from $178,515 in 2019. As a response to the pandemic the company introduced 95% cash back, reducing the cash it realized from each transaction to 5% of the company’s commission.

Operating expenses were $714,420 in 2020, compared to $447,201 in 2019. The primary components of operating expenses were as follows:

•	Marketing expense increased to $404,209 from $236,614, reflecting the company’s increased use of its equity as part of its marketing efforts. The member stock awards included as a marketing expense – a non-cash item (member rewards for joining and referring other shoppers, as well as equity in exchange for marketing related services) — were $269,826, an increase from $93,269 in 2019. The Advertising and Promotion expense was $134,203, a decrease from $143,345 in 2019. Marketing expense did not include expenses related to the company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and are charged against shareholders’ equity when the offering is closed.

•	Fees to OSS were $2,740 in 2020, a decrease from fees of $35,558 in 2019. This reflected the waiving of fees by OSS due to the pandemic. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of approximately 2,300 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Legal fees for 2020 were $3,258, compared to $10,861 in 2019, primarily as a result of reduced regulatory requirements.

•	Accounting fees were $34,000 in 2020, compared to $38,900 in 2019.

•	Stock issuance fees decreased from $34,431 in 2019 to $16,626 in 2020, primarily due to decreases in the number of members requesting the issuance and transfer of their stock.

Other expenses included $206,803 of the unrealized loss on the change in value of the BTC iConsumer owes to members earned in prior periods. iConsumer marked to market its BTC liability as of December 31, 2020.

As a result of the foregoing factors, the company recorded a net loss of $921,967 in 2020, compared to a net loss of $506,841 in 2019.

Liquidity and Capital Resources

As of the date of this Offering Circular, iConsumer has a low level of liquid assets. The company is completely dependent on the proceeds from a continuing offering of equity securities under Regulation A and support from affiliated companies to execute its plan of operations. The company received an Economic Injury Disaster Loan (“EIDL”) from the Small Business Administration for $60,000. Other than the EIDL loan, it has no debt, other than Convertible Promissory Notes, outside of its obligations to remit earned cash back or Bitcoin to members when due, and no obligations to make any capital expenditures. The company has no bank lines or other financing arranged. The company currently has an offering statement qualified under Regulation A for the sale of its preferred securities. As of June 30, 2021 the company had raised $168,334 under that offering.

Trend Information

The company is primarily reliant on the economic trends affecting online shopping in the United States.

The novel coronavirus pandemic has been the most important factor affecting the company.

The resumption of cash back rebates in March 2020, coupled with members’ ability to redeem cash back awards via Bitcoin, has increased non U.S. activity. As of the date of this Offering Circular, the company has ceased offering cash back rebates. Non U.S. activity is negligible.

Bitcoin price volatility has been increasing. Subsequent to the date of the financial statements included herein, the market price of Bitcoin dropped considerably, and has recovered some of that drop.

The migration of retail shopping from physical locations to the internet continues and is expected to continue into the foreseeable future. The company believes that this trend is positively affecting its growth.

Amazon continues to enjoy a significant share of that online retail growth. As of the date of the financial statements, the company had a relationship with Amazon. As of September, 2021, Amazon ended that relationship.

Retailers that rely primarily on physical locations are under significant economic pressure. The pandemic has accelerated that pressure. Many of them are going through or will go through bankruptcy proceedings. The company has relationships with some of those retailers. The company will be negatively affected to a greater or lesser degree by retailer defaults. Mitigating that trend is the fact that their customers are migrating to companies with which the company already does business.

The credit risk associated with retailer bankruptcies is mitigated in two ways. First, the company’s service providers monitor those risks, and seek deposits and advance payments from retailers they deem risky. Second, the company does not owe rebates to its members unless the revenues those rebates are calculated upon are received.

The pandemic has changed consumer buying behaviors, concentrating purchasing in industry leaders like Amazon, Target, and Walmart. During the pandemic and as of the date of this Offering Circular, many retailers paused paying commissions for traffic generated by advertising with companies like iConsumer, negatively affecting revenues. Amazon reduced the commission percentage it pays to companies like iConsumer, negatively affecting revenues. It is not known if or when the paused or reduced commissions will return to pre-pandemic levels.

As of the dates of the accompanying financial statements, travel-related revenues have been reduced to near zero by the pandemic. The company cannot predict when those might return. Hopefully, the availability of a vaccine will hasten their return. Subsequent to June 30, 2021 the company began to see an increase in travel-related revenues.

The company utilizes online advertising to attract new members. The cost of the company’s advertising is subject to change, both up and down, depending on the state of the advertising market.

A significant source of new members comes from advertising on (or being listed on) web sites that aggregate offers from cash back sites (iConsumer and its competitors). Those sites may not accept advertising from the company, nor list its offers, if the company does not offer cash back. On August 1, 2019 the company ceased offering cash back. Several of the aggregator web sites stopped featuring the company’s offers, either completely or prominently, having a negative effect on the company’s revenues. The return to cash back in March, 2020 meant that these sites began to feature the company’s offers again, positively affecting new member acquisition and resultant revenues. The return to solely stock back has again reduced the value of those marketing options.

Consumers’ internet use, and especially mobile internet use, continues to grow. The company believes this increase can result in more member growth. Navigating the transition from desktop to mobile internet use presents challenges for the company. The company utilizes technology partners that continue to invest heavily in platforms that are intended to make the company’s offerings attractive to existing members and prospective members who use the internet from mobile devices.

The cost and difficulty of hiring or retaining qualified employees continues to increase. While the company does not have any direct employees, it is dependent on its service partners’ abilities to attract and retain employees. The company believes that its ability to operate virtually will help to mitigate the increased employee challenge. The pandemic also affects our ability to hire and retain employees.

The company’s ability to raise money is affected by the stock market, and in particular, the acceptance of companies using Regulation A as amended under the 2012 JOBS Act.

The alternative markets (e.g. OTC) continue to revise their standards for quotation. Those revisions may make it harder or more expensive for the company to obtain or maintain a market for its securities. As of May 1, 2020 the company chose to not pay the fees associated with being quoted on the OTC QB market, and is thus now quoted on the OTC “Pink” market.

While the company promotes itself as a long-term investment, shareholders are generally interested in being able to deposit their shares in a brokerage account to facilitate an eventual sale of those shares. The standards used by brokers to accept such deposits are out of the control of the company. During the third quarter of 2019, the company began to receive increasing reports that brokers were not accepting deposits of the company’s shares. As of the third quarter of 2020, that has not changed. If this difficulty continues or gets worse, it will continue to negatively affect members’ interest in using the company’s services.

The adoption of new mobile wireless technologies such as 4G and soon, 5G, continue to make mobile usage of the company’s offerings more likely. As of the date of this Offering Circular, 5G has been introduced into much of the United States.

Alternative blockchain-based competitors are beginning to appear in non-U.S. markets. The company expects blockchain-based competitors, including eBates / Rakuten, to enter the U.S. market at some point.

The price of Bitcoin fell during most of 2018. The trend during 2019 had been for the price of Bitcoin to increase. It continued its increase in 2020 and the first month of 2021. To the extent that iConsumer has liabilities that may only be satisfied with Bitcoin, and to the extent that the company does not own sufficient Bitcoin to satisfy those liabilities, the company is exposed to the risk of the increasing price of Bitcoin. As of the date of this Offering Circular, the price of Bitcoin has continued to be volatile.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officer and director is as follows. Mr. Grosshandler is occupied full-time on the company’s business, but is employed by an affiliate of the company as described in “The Company’s Business – Employees.” The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	66	Indefinitely from December 2010

Director
Robert Grosshandler		66	Since December 2010

Robert N. Grosshandler, President

Robert Grosshandler has been President of the company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGive from that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr. Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993. In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler is compensated by OSS and their services are provided to iConsumer under the License Agreement. See “Interest of Management and Others in Certain Transactions.”

In the future the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of January 31, 2021, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting and/or non-voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 Direct ownership	N/A	100%

Series A Non-Voting Preferred Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	39,614,144 Direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	34.7%

Series A Non-Voting Preferred Stock	Sanford D. Schleicher 2384 Dehne Road Northbrook IL 60062	12,000,000 Direct ownership, 4,000,000 Dehne Trust #1, beneficial ownership, 4,000,000 Dehne Trust #2 beneficial ownership	N/A	17.5%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Software License and Services Agreement with Outsourced Site Services

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for over 24 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler.

These services are provided pursuant to the License Agreement. Under the License Agreement, the company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS.  Both iGive and OSS are 100% owned by Robert Grosshandler. As a result of the pandemic, OSS has waived the fees due to it under the License Agreement. OSS may reinstate those fees at any time, without prior notice.

SECURITIES BEING OFFERED

iConsumer’s authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 300,000,000 shares of preferred stock, $0.001 par value per share, 250,000,000 of which preferred stock have been designated Series A Non-Voting Preferred Stock. As of January 31, 2022 there were 100,000,000 shares of iConsumer’s common stock outstanding, held by one shareholder of record, and 113,996,885 of Series A Non-Voting Preferred Stock outstanding, held by approximately 2,900 shareholders of record. The company’s board of directors is authorized, without shareholder approval, to issue additional shares of capital stock.

The shares being offered to investors are Series A Non-Voting Preferred Stock of iConsumer. The rights of holders in the Series A Non-Voting Preferred Stock are different from the rights of the holders of the company’s common stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s amended and restated certificate of incorporation, bylaws and the Certificate of Designations for the Series A Non-Voting Preferred Stock, copies of which have been filed with the Commission as Exhibits 2.1, 2.2 and 3.1 to the Offering Statement of which this Offering Circular is a part. For a complete description of iConsumer’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws, to the Certificate of Designations and to the applicable provisions of Delaware law.

Series A Non-Voting Preferred Stock

Dividend Rights

Series A Non-Voting Preferred Stock will receive dividends, in preference to the holders of common stock and any other capital stock, when and as dividends may be declared from time to time by the board of directors out of legally available funds. While any shares of Series A Non-Voting Preferred Stock are outstanding, no dividends can be paid or declared, and no distribution can be made, until all accrued and unpaid dividends have been paid or declared and set apart.

Voting Rights

The Series A Non-Voting Preferred Stock have no voting rights except as required under law.

Right to Receive Liquidation Distributions

In the event of iConsumer’s liquidation, dissolution or winding up, holders of its Series A Non-Voting Preferred Stock issued in this offering will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Shares of Series A Non-Voting Preferred Stock issued prior to January 12, 2018 have a liquidation preference equal to the original issue price of such shares if, at the time of liquidation, those shares are still held by the shareholder of record as of January 12, 2018. Any holders of shares earned through the reward program who were recorded on the company's share register as of that date are considered holders of record, which includes members who earned and were issued shares prior to January 12, 2018. Any shares transferred by a shareholder who held shares as of that date will no longer have a liquidation preference.

Rights and Preferences

The Series A Non-Voting Preferred Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Series A Non-Voting Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of iConsumer’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of iConsumer’s common stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders, including the election of directors. The company’s shareholders do not have cumulative voting rights in the election of directors.

Right to Receive Liquidation Distributions

In the event of iConsumer’s liquidation, dissolution or winding up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of iConsumer’s common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the company’s common stock. The rights, preferences and privileges of the holders of the company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of the company’s Series A Non-Voting Preferred Stock and any additional classes of preferred stock that the company may designate in the future.

Transfer Agent and Registrar

The company has appointed Issuer Direct as its transfer agent.

FINANCIAL STATEMENTS

iCONSUMER CORP.

INTERIM FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED

JUNE 30, 2021 AND JUNE 30, 2020

iConsumer Corp.

BALANCE SHEETS (UNAUDITED)

June 30, 2021 and December 31, 2020

	6/30/2021	12/31/2020
ASSETS
Current Assets
Accounts Receivable	$27,881	$21,564
Due from Escrow Agents		100,198
Bitcoin	1,084	826
Prepaid Expenses		120,000
Total Current Assets	28,965	242,588
TOTAL ASSETS	$28,965	$242,588
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$69,601	$56,055
Checks Written in Excess of Cash	32,591	39,578
Member Bitcoin Payable	315,557	285,139
Convertible Notes Payable, Net	158,330	145,257
Member Cash Back Payable	174,449	199,327
EIDL Loan Payable, Current1	1,190	1,190
Total Current Liabilities	751,718	726,546
Non-Current Liabilities
EIDL Loan Payable	61,187	60,027
Due to Related Parties	301,524	298,205
Total Non-Current Liabilities	362,711	358,232
Total Liabilities	1,114,429	1,084,778
Stockholders' Equity (Deficit)
Paid in Capital	2,850,412	2,667,488
Retained Earnings (Deficit)	(4,148,916)	(3,721,918)
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at June 30, 2021 and December 31, 2020.	100,000	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 113,040,471 and 112,239,898 issued & outstanding at June 30, 2021 and December 31, 2020	113,040	112,240
Total Equity (Deficit)	(1,085,464)	(842,190)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$28,965	$242,588

iConsumer Corp.

STATEMENTS OF OPERATIONS (UNAUDITED)

For six month periods ending June 30, 2021 and June 30, 2020

	6/30/2021	6/30/2020
Revenues:
Commissions from Merchants	$65,646	$78,283
Total Revenues	65,646	78,938
Cost of Revenue
Member Cash Back Rebate		116,701
Member Stock Back Rebate	84,188	44,701
Total Cost of Revenue	84,188	161,402
Gross Profit (Loss)	(18,452)	(83,119)
Operating Expenses
Accounting	36,200	34,000
Interest Expense	14,503	21,499
Legal Fees	16,091	572
Marketing
Member Stock Awards	99,308	75,319
Advertising & Promotion	232,209	83,503
Membership Expenses	1,221	296
OSS Service Fee, a related party		2,703
Other Professional Fees	3,678	2,212
Stock Issuance Fees	6,441	13,044
Unrealized Gain/Loss on unhedged BTC	(1,016)	(684)
Total Operating Expenses	408,455	232,464
Net Operating Loss	(426,997)	(315,583)
Other Income		5,000
Net Loss	$(426,997)	$(310,583)

iConsumer Corp.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For six month periods ending June 30, 2021 and June 30, 2020

	6/30/2021	6/30/2020
OPERATING ACTIVITIES
Net Loss	$(426,997)	$(310,583)
Adjustments to reconcile Net Loss to net cash provided by operations:
Shares Earned by Members	183,562	192,020
Non-Cash Interest Expense	4,583	14,460
Changes in Operating Asset & Liabilities
Bitcoin	(258)	241
Accounts Receivable	(6,317)	3,536
Accounts Payable	13,546	(58,055)
Prepaid Expenses	120,000	5,587
Member Cash Back Payable	(24,878)	38,248
Member Bitcoin Payable	30,418	10,748
Net cash used in Operating Activities	(106,341)	(103,798)
FINANCING ACTIVITIES
Decrease in Receivable from Escrow Agency	100,198	(181)
EIDL Loan Payable	1,160	59,900
Checks Written in Excess of Cash	(6,987)	19,671
Decrease in Due to Related Party	3,319	(54,644)
Proceeds from Issuance of Preferred Stock	161	78,446
Proceeds from Issuance of Convertible Notes Payable		8,490
Stockholder's Equity Preferred Stock		606
Net cash provided by Financing Activities	106,341	103,798
Net cash increase (decrease) for period	0	-
Cash at beginning of period	-	-
Cash at end of period	$0	$0

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

For the six months ending June 30, 2021 and year ending December 31, 2020

					Additional
	Common Stock		Preferred Stock		Paid-In		Total
	Number of	Amount	Number of	Amount	Capital	Accumulated	Stockholder's
	Shares	Par .001	Shares	Par .001	(Deficit)	Deficit	Equity (Deficit)
Balance at December 31, 2019 (audited)	100,000,000	$100,000	109,513,700	$109,514	$1,783,390	$(2,799,951)	$(807,049)

Stock Distributed to Investors			683,051	$683	$122,266		$122,949
Stock Distributed to Members			765,370	$765	$(765)		$0
Stock Earned for Services			1,277,777	$1,278	$198,722		$200,000
Stock Earned by Members					$563,875		$563,875
Net Loss						$(921,967)	$(921,967)
Balance at December 31, 2020 (audited)	100,000,000	$100,000	112,239,898	$112,240	$2,667,488	$(3,721,919)	$ ( $842,191)

Stock Distributed to Investors			900	$1	$161		$162
Stock Distributed to Members			799,673	$800	$(800)		$0
Stock Earned by Members					$183,561		$183,561
Recognition of Beneficial Feature Related to Convertible Notes							$0
Net Loss						$(426,997	$(426,997)
Balance at June 30, 2021(unaudited)	100,000,000	$100,000	113,040,471	$113,040	$2,850,411	$(4,148,916)	$(1,085,465)

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the six month period ended June 30, 2021

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. In 2016, the Company’s offering statement was qualified by the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

On June 13, 2019 the SEC requalified the Company’s offering statement under Regulation A. On August 1, 2019 the offering price was changed to $0.18 per share and the minimum investment was changed to $1,000 for cash investors.

On October 2, 2019 the Company changed the minimum investment amount to $10,000 for non-iConsumer members, and $180 for iConsumer members.

On June 13, 2020 the SEC requalified the Company’s offering statement under Regulation A.

On March 10, 2021, the SEC qualified the Company’s offering statement under Regulation A. The Company changed the offering price to $0.25 per share.

The Company’s stock is highly illiquid and the price highly volatile, and is likely to remain so for the foreseeable future.

Through August 1, 2019 the Company offered rebates in the form of cash and shares of its Series A Non-Voting Preferred Stock, or RWRDP, the Company’s traded equity. On August 1, 2019 the Company began to offer only RWRDP as a rebate.

On March 1, 2020 as a result of the pandemic, the Company resumed offering cash back rebates, in addition to rebates in the form of RWRDP. On October 23, 2020, the company ceased offering cash back rebates.

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties including failing to secure additional funding to fully operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

Cash equivalents can include time deposits, Bitcoin, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Cryptocurrency Valuation

The Company “marks to market” its unhedged Bitcoin assets and liabilities, in accordance with FASB ASC 820. It utilized the closing price of Bitcoin on the Gemini Bitcoin Exchange on June 30, 2021. The Company has unhedged Bitcoin liabilities resulting from providing member Bitcoin back rebates in prior periods. The resulting gain or loss on that liability is reported separately as unrealized gain or loss.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of June 30, 2021 or December 31, 2020.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of June 30, 2021 or December 31, 2020.

Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website, its mobile apps, and browser add-ons. The Company recognizes revenue in accordance with FASB ASC 606. As a public business entity as defined by FASB, we are required to disclose revenue disaggregated according to the timing of transfer of goods or services. We are required to provide qualitative information about how economic factors affect our revenue and cash flows. We disclose certain details about contracts, including performance obligations. We disclose judgments made in evaluating revenue.

Contracts, Revenue Disaggregation, Performance Obligations, Transaction Price, Allocation, Timing, Principal vs. Agent, Risk Concentration, and Significant Judgments

Contracts

The Company primarily receives commission revenue from approximately 2,400 U.S.-based online retailers (the Company’s customers) in exchange for the Company assisting those retailers in making sales to the retailers’ customers and prospective customers located primarily in the United States. Contracts generally take one of three forms. A master contract with transaction aggregators (e.g. Commission Junction, Rakuten, PHG). The transaction aggregator provides the Company with opportunities with retailers. That contract is “opt-in”. That is, simply by using their services the Company agrees to a set of policies and procedures. Second, a direct contract with the retailer (e.g. Amazon). And third, oral contracts. All of these contracts are generally cancellable at will by either party. There may or may not be a notice provision. A non-material number of customers and members are located outside the United States.

The contracts generally provide for mechanisms to simply change the terms of a particular offer, typically commission rates, affected SKUs, and timing.

The Company does not have revenue generating contracts with its members.

Disaggregation

There is no material basis upon which to disaggregate the Company’s revenue. The Company does not find that disaggregating by customer location, line of business, customer size, contract length, a customer’s contracts with its customers, timing of transfer, or sales channel is possible, or if possible, material.

The number and small relative size of each customer makes such analysis moot.

Large customers (e.g. Amazon, Walmart) are broad line retailers. While a portion of the transactions generated by iConsumer members may have the potential for meaningful disaggregation, the Company does not receive sufficiently granular data to make that judgment possible.

Prior to the pandemic, approximately 5% of the Company’s transactions by revenue came from customers providing travel services (e.g., Expedia, Orbitz). Due to the pandemic, those revenues were not meaningful in the first six months of 2020 or 2021. The balance of the Company’s customers serve essentially the same function to essentially the same online audience via the same channels under similar short term contracts via online retail sales.

We believed, and have seen, that travel services may respond differently to changes in the economy or societal issues. In addition to the standard broad economic risks, the Company’s customers that provide travel and travel related services to our audience members are subject to an additional set of risks. A reduction in travel expenditures can occur, even if the broad economy’s health doesn’t change. Changes in fuel prices, terrorist threats, communicable diseases, and war are some of the factors that our audience members may take into account when booking travel.

Performance Obligations

As an agent for the customer, the Company’s performance obligation to a customer is created and completely fulfilled simultaneously. Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. In rare instances, the retailer has agreed to pay the Company a fee for showing advertising to the Company’s members. The Company is generally not obligated to promote the customer to its members. However, if it does, and the member makes a purchase from the customer, the customer is obligated to compensate the Company. If the Company does elect to promote the customer to its members, it has simultaneously created and fulfilled its obligation. The Company is responsible, but not obligated, for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Principal vs. Agent

For purposes of ASC 606, the Company is an agent of the customer. As such, it only recognizes the commission revenue generated by the transaction.

Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. If the retailer has agreed to pay the Company for advertising services, the retailer will owe the Company money once the user has been shown the retailer’s advertisement. As June 30, 2020 there have been no material advertising revenues. The Company is responsible for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Timing

The Company recognizes revenue as of the date of the transaction between the customer and its customer (the member), assuming the Company believes that such a transaction has a low likelihood of being reversed by the customer. In the event that a transaction has characteristics that cause the Company to believe that it has a higher likelihood of being reversed by the customer, the Company will recognize revenue for that transaction after the commission payment for that transaction is received.

The retailer is responsible for reporting that purchase or other commissionable activity, and the pertinent details of that purchase, including transaction price and commission amount, to the Company, almost exclusively after the retailer has shipped goods or provided the service.

For advertising revenue (non-material at this time) the Company recognizes revenue on the date an advertisement was shown.

Payment is generally due and received within 90 days after the transaction (or travel) occurs. If a user returns the goods or service, the retailer has the right to reverse the transaction. User returns, if they occur, are generally recognized in the same accounting period as they were originally recognized. The Company closes its books approximately 45 days after the period end, which allows it to capture those returns. In the Company’s judgment, there is no material time-based obligation or variable consideration remaining after the close of its books and subsequent financial statement reports.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash and counter-party risk associated with the hedging of Bitcoin using futures. As of November 12, 2018 the Company ceased offering members the opportunity to earn rebates denominated in Bitcoin. The Company will place its cash and cash equivalents other than Bitcoin with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited. The Company utilized the Chicago Board Options Exchange and the Chicago Mercantile Exchange to hedge Bitcoin exposure. Those exchanges manage counter-party risk as part of their futures contracts.

Concentration of Cryptocurrency Risks

The Company offers members the opportunity to redeem cash denominated rebates in the form of Bitcoin. When a member requests redemption denominated in Bitcoin, the Company acquires sufficient Bitcoin contemporaneously to fulfill that redemption request, using the market price of Bitcoin on that date. It does not expose itself to changes in the price of Bitcoin for these redemption requests.

The Company has Bitcoin-denominated rebates (liabilities) earned in years prior to 2019. From time to time, members request redemption of those rebates. At the time of the redemption request, the Company acquires Bitcoin to fulfill the request. The Company may retain a de minimis amount of Bitcoin in its cryptocurrency wallet to facilitate small transactions. The Company is exposed to the market volatility in the price of Bitcoin for Bitcoin rebates earned, but not yet redeemed. For the six months ended June 30, 2021, the Company incurred an unrealized gain of $1,016 from the Bitcoin exposure.

As of June 30, 2021 and December 31, 2020, the Company’s Bitcoin liability was $315,557 and $285,139, respectively.

Concentration of Customer and Customer Credit Risk

The Company is exposed to concentration of customer risk. As of June 30, 2021 it had relationships with approximately 2,400 customers. Of that number, it had transactions with over 590 customers during the first six months of 2021. For the first six months of 2021, it had two customers that represented 34% of its revenues, and its top five customers represented approximately 44% of revenue. For the same period in 2020, it had two customers that represented 31% of its revenues and its top five customers represented approximately 53% of revenue. Should those customers stop doing business with the Company, the Company would be significantly adversely affected. Should those customers not pay the Company the monies owed to the Company, the Company would be significantly adversely affected. The impact of non-payment would be mitigated from a financial statement perspective, but not from a cash flow perspective, as the Company is not obligated to provide rebates to members if the Company does not get paid.

Concentration of Member (User) Risk

The Company is exposed to concentration of member risk. In the first six months of 2021, it had one member whose purchases generated approximately 7% of the Company’s revenues and it had five members who generated approximately 17% of the Company’s revenues. In the first six months of 2020, it had one member whose purchases generated approximately 21% of the Company’s revenues and it had five members who generated approximately 37% of the Company’s revenues. These analyses do not include per member shopping activity at Amazon, as we are not provided with sufficiently granular reporting to make such assessments. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

Significant Judgments

The Company has procedures to identify transactions that do not meet its standards. Such transactions are not recognized as revenue until payment is received. These procedures utilize a combination of member transaction history, customer transaction history, customer payment history (at the transaction level), quality of customer reporting, aging of accounts receivable, and other characteristics to make this determination.

As of December 31, 2020, approximately $4,250 of transactions that may have been recognized as revenue under the procedures in place before July 1, 2018 are not being recognized and are not reflected on the financial statements dated December 31, 2020 or June 30, 2021. If and when the Company receives payment for those transactions, the Company will recognize the revenue on the then current financial statements.

The Company has no unfulfilled performance obligations to customers with regard to these transactions.

Cost of Revenue

The Company reflects 100% of cash back awards and 100% of the value of stock rebates earned directly as the result of a purchase as a Cost of Revenue.

Unrealized Gains or Losses

The Company complies with the requirements of FASB ASC 780 with regards to “mark to market” accounting for its Bitcoin assets and liabilities, using the closing price of Bitcoin on the Gemini Exchange as of June 30, 2021. The Company’s unhedged Bitcoin liability, arising from Member Bitcoin Back Rebates earned in 2018 and not yet transferred to the member, increased by $30,418 during the six months ended June 30, 2021.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering. The Company had equity offerings open continuously in 2021 and 2020.

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2020, and December 31, 2019, the Company had deferred tax assets of approximately $1,040,000 and $799,000 respectively, related to net operating loss carryforwards (NOL). At December 31, 2020 the Company has not reflected any change in the deferred tax assets from prior periods. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2020 or December 31, 2019. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the six months ended June 30, 2021 and June 30, 2020 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The Company has filed its 2020 and 2019 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 113,040,471 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stockholders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issued post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non-Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $426,997 and $310,583 for the six months ended June 30, 2021 and June 30, 2020, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non-marketing). A hard to quantify amount covers the care and feeding of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance. The Company has no employees.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As of March 1, 2020 OSS and the Company agreed that, due to the pandemic, the license fee shall be 0% of revenues, subject to change without notice. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of June 30, 2021 the Company owed $301,524 to the Related Parties for expenses paid on the Company's behalf since inception, compared to $298,205 owed as of December 31, 2020.

NOTE 6: OFFERINGS

The Company relies upon an open offering to offer its equity as a reward. In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). That offering was open as of December 31, 2020. On March 10, 2021 the SEC qualified a new offering under Regulation A in which the offering price was $.25 per share. That offering was open as of June 30, 2021.

The Company’s Series A Non-Voting Preferred stock is quoted on the OTC market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and an additional $13,000 as of December 31, 2018. The debt has a term of three years, accrues interest at rates ranging from 8% - 12%, and requires interest only payments in years two and three. The debt is convertible into Series A Preferred Non-Voting stock at a price of $.075 per share at the option of the holder. This offering utilizes Regulation D 506(c) and is open to accredited investors only.

That debt issued in that private placement began to mature in 2020. The Company redeemed $16,500 of those notes. Under the terms of the notes, the Company could extend the maturity date of those notes. The Company and five note holders mutually agreed to extend the maturity dates into the third quarter of 2021 in August, 2020. The note holders agreed to accept RWRDP at the then effective offering price in lieu of cash for their interest payments.

The Company’s offering enables it to offer its equity as compensation for services. In the second six months of 2020, the Company issued 1,277,777 shares as compensation for services. The Company did not issue any shares as compensation during the six months ended June 30, 2021.

NOTE 7: OTHER FINANCING ACTIVITIES

The Company received an Economic Injury Disaster Loan (“EIDL”) from the Small Business Administration (“SBA”) in May 2020 in the amount of $60,000. The terms of the loan require monthly repayment beginning in May, 2021. It has a 30 year amortization at 3.75% annual interest rate. The SBA has received a security interest to certain collateral consisting of all tangible and intangible property. Additionally, the Company received a forgivable (and forgiven) grant of $5,000.

Repayment Schedule	Year	Principal Repayment	Interest Expense	Balance
	2021	$2,626	$2,356	$60,947
	2022	2,578	2,292	58,802
	2023	2,530	2,210	56,657
	2024	2,482	2,128	54,513
	2025	2,435	2,046	52,368
	Thereafter	52,368	24,518

Subsequent to the date of the loan and subsequent to the date of these financial statements, the SBA extended the repayment start date to February, 2022. Subsequent to that extension, the SBA has indicated that repayment is to start in April, 2023.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 17, 2021 the date the financial statements were available to be issued.

The resurgent Covid-19 pandemic continues to seriously affect the Company’s business in the third quarter of 2021. The Company expects the effect of the pandemic to continue for the foreseeable future. The Company is experiencing serious reduction (to near zero) in its revenues from travel related customers. The Company has lost customers (including, but not limited to, Target). The uncertainty surrounding the future economic health of the world’s economy has eliminated the ability to forecast revenue, member acquisition, and related expenses.

The Company has received a pandemic-related loan and grant offered by the U.S government. The Company has applied for, and may receive, another pandemic-related loan from the U.S. government. The Company does not expect that any additional loan will be sufficient to allow “business as usual”. If approved, such a loan would require a personal guarantee from Mr. Grosshandler, which he has not yet agreed to provide.

Further unpredictable negative effects of the pandemic are uncertain. The Company may not be able to survive the downturn in its business caused by the pandemic and its related effects.

The Company has begun testing an influencer campaign designed to attract members who are heavy users. It has begun to see revenues accrue from these efforts. Whether or not they will continue is uncertain.

The Company has begun testing working with a third party to generate “non-loyalty” based commission revenues, coupled with a new member recruitment effort. These are revenues not tied to a particular user who became a member of iConsumer. While currently small, such revenues have a different cost of revenue, and will be hard to compare to prior results.

NOTE 10: GOVERNANCE

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 11: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members, is offering members and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a member, recruiting other members, and utilizing the Company’s services to earn rebates on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Non-Voting Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $0.045 per share through February 13, 2017. This valuation is the per share price ($0.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $0.09 per share. This valuation is the per share price ($0.09) received in the amended Offering beginning February 13, 2017. Subsequent to June 13, 2018, the Company valued this equity at $0.15 per share, pursuant to the Offering qualified by the SEC on that date and re-qualified on June 13, 2019. On August 1, 2019, the Company raised the share price to $0.18 by filing a supplement to its qualified Offering. It began using $0.18 per share price to value equity rewards on that date. As of March 10, 2021 the Company began valuing this equity at $.25 per share.  The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It recognized a total of $183,561 in the first six months of 2021 to reflect this expense, compared to a total of $563,875 in 2020.

As of June 30, 2021 the Company had issued and transferred an additional 799,673 shares of preferred stock equity under this marketing program to members, who thus became shareholders of record.

As of June 30, 2021, approximately 53,000 members were contingently due 16,380,891 additional shares under this program, but the Company had not yet issued and transferred these shares to its members. Until issued and transferred, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue and transfer these shares upon receiving an executed subscription agreement, appropriate fees, and appropriate shareholder identification.

FINANCIAL STATEMENTS

iCONSUMER CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2020 AND DECEMBER 31, 2019

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

iConsumer Corp.

Evanston, Illinois

We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free for material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2020 and 2019, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not generated significant revenues or profits since inception, and has sustained net losses of $921,967 and $506,841 for the years ended December 31, 2020 and 2019, respectively. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Wipfli LLP

/s/ Wipfli LLP

April 28, 2021
Minneapolis, MN

iConsumer Corp.

BALANCE SHEETS

Years Ended December 31, 2020 and December 31, 2019

	12/31/2020	12/31/2019
ASSETS
Current Assets
Accounts Receivable	$21,564	$11,543
Due from Escrow Agents	100,198	358
Bitcoin	826	991
Prepaid Expenses	120,000	5,839
Total Current Assets	242,588	18,731
TOTAL ASSETS	$242,588	$18,731
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$56,056	$134,897
Checks Written in Excess of Cash	39,578	31,805
EIDL Loan Payable, Current	1,190	0
Member Bitcoin Payable	285,139	54,798
Convertible Notes Payable, Net	145,257	127,533
Member Cash Back Payable	199,327	127,211
Total Current Liabilities	726,547	476,244
Non-Current Liabilities
Convertible Notes Payable	0	11,000
EIDL Loan Payable	60,027
Due to Related Parties	298,205	338,535
Total Non-Current Liabilities	358,232	349,535
Total Liabilities	1,084,779	825,779
Stockholders' Equity (Deficit)
Paid in Capital	2,667,488	1,783,390
Retained Earnings (Deficit)	(3,721,919)	(2,799,952)
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2020 and December 31, 2019	100,000	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 112,239,898 and 109,513,701 issued & outstanding at December 31, 2020 and December 31, 2019	112,240	109,514
Total Equity (Deficit)	(842,191)	(807,048)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$242,588	$18,731

iConsumer Corp.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2020 and December 31, 2019

	12/31/2020	12/31/2019
Revenues:
Commissions from Merchants	$193,392	$167,507
Miscellaneous Income	5,000	10,284
Total Revenues	198,392	177,791
Cost of Revenue
Member Cash Back Rebate	111,880	58,788
Member Bitcoin Back Rebate	10	128
Member Stock Back Rebate	294,049	178,515
Total Cost of Revenue	405,939	237,431
Gross Profit (Loss)	(207,547)	(59,640)
Operating Expenses
Accounting	34,000	38,900
Development	2,925	0
Interest Expense	39,644	42,966
Legal Fees	3,258	10,861
Marketing
Member Stock Awards	269,826	93,269
Advertising & Promotion	134,203	143,345
Membership Expenses	1,630	1,003
Trade Show Expense	-	14,200
OSS Service Fee, a related party	2,740	35,558
Other Professional Fees	2,765	7,395
Stock Issuance Fees	16,626	34,431
Unrealized Loss on unhedged BTC	206,803	25,273
Total Operating Expenses	714,420	447,201
Net Loss	$(921,967)	$(506,841)

iConsumer Corp.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and December 31, 2019

	12/31/2020	12/31/2019
OPERATING ACTIVITIES
Net Loss	$(921,967)	$(506,841)
Adjustments to reconcile Net Loss to net cash provided by operations:
Shares Earned by Members	563,875	271,784
Non-Cash Interest Expense	23,118	29,563
Stock issued for services performed	65,000
Changes in Operating Asset & Liabilities
Bitcoin	165	(359)
Accounts Receivable	(10,021)	(2,180)
Accounts Payable	(63,841)	63,685
Prepaid Expenses	5,839	6,495
Member Cash Back Payable	72,116	4,632
Member Bitcoin Payable	230,341	22,996
Net cash used in Operating Activities	(35,375)	(110,225)
FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	106	1,117
Reduction (Increase) in Receivable from Escrow Agency	(99,840)	1,401
Checks Written in Excess of Cash	7,773	5,188
Proceeds from EIDL Loan	61,217	0
Decrease in Due to Related Party	(40,330)	70,045
Repayment of Convertible Note Principal	(16,500)	0
Proceeds from Issuance of Preferred Stock	122,949	32,474
Net cash provided by Financing Activities	35,375	110,225
Net cash increase (decrease) for period	0	0
Cash at beginning of period	0	0
Cash at end of period	$0	$0

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

Years Ended December 31, 2020 and December 31, 2019

					Additional		Total
	Common Stock		Preferred Stock		Paid-In		Stockholder's
	Number of	Amount	Number of	Amount	Capital	Accumulated	Equity
	Shares	Par .001	Shares	Par .001	(Deficit)	Deficit	(Deficit)
Balance at December 31, 2018 (Audited)	100,000,000	$100,000	108,505,205	$108,505	$1,480,141	$(2,293,111)	$(604,465)

Stock Distributed to Investors			193,647	$194	$32,280		$32,474
Stock Distributed to Members			814,848	$815	$(815)		$0
Stock Earned by Members					$271,784		$271,784
Net Loss						$(506,841)	$(506,841)
Balance at December 31, 2019 (Audited)	100,000,000	$100,000	109,513,700	$109,514	$1,783,390	$(2,799,952)	$(807,048)

Stock Distributed to Investors			683,051	$683	$122,266		$122,949
Stock Distributed to Members			765,370	$765	$(765)		$0
Stock Distributed for Services			1,277,777	$1,278	$198,722		$200,000
Stock Earned by Members					$563,875		$563,875
Net Loss						$(921,967)	$(921,967)
Balance at December 31, 2020 (Audited)	100,000,000	$100,000	112,239,898	$112,240	$2,667,488	$(3,721,919)	$(842,191)

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. In 2016, the Company’s offering statement was qualified by the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

On June 13, 2019 the SEC requalified the Company’s offering statement under Regulation A. On August 1, 2019 the offering price was changed to $.18 per share and the minimum investment was changed to $1,000 for cash investors.

On October 2, 2019 the Company changed the minimum investment amount to $10,000 for non-iConsumer members, and $180 for iConsumer members.

On June 13, 2020 the SEC requalified the Company’s offering statement under Regulation A. On March 10, 2021, subsequent to the date of these financial statements, the SEC qualified the Company’s offering statement under Regulation A. The Company changed the offering price to $.25 per share.

The Company’s stock is highly illiquid and the price highly volatile, and is likely to remain so for the foreseeable future.

Through August 1, 2019 the Company offered rebates in the form of cash and RWRDP, the Company’s traded equity. On August 1, 2019 the Company began to offer only RWRDP as a rebate.

On March 1, 2020 as a result of the pandemic, the Company resumed offering cash back rebates, in addition to rebates in the form of RWRDP. On October 23, 2020, the company ceased offering cash back rebates.

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties including failing to secure additional funding to fully operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

Cash equivalents can include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of December 31, 2020 or December 31, 2019.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of December 31, 2020 or December 31, 2019.

Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website, its mobile apps, and browser add-ons. The Company recognizes revenue in accordance with FASB ASC 606. As a public business entity as defined by FASB, we are required to disclose revenue disaggregated according to the timing of transfer of goods or services. We are required to provide qualitative information about how economic factors affect our revenue and cash flows. We disclose certain details about contracts, including performance obligations. We disclose judgments made in evaluating revenue.

Contracts, Revenue Disaggregation, Performance Obligations, Transaction Price, Allocation, Timing, Principal vs. Agent, Risk Concentration, and Significant Judgments

Contracts

The Company receives commission revenue from approximately 2,400 primarily U.S.-based online retailers (the Company’s customers) in exchange for the Company assisting those retailers in making sales to the retailers’ customers and prospective customers located primarily in the United States. Contracts generally take one of three forms. A master contract with transaction aggregators (e.g. Commission Junction, Rakuten, PHG). The transaction aggregator provides the Company with opportunities with retailers. That contract is “opt-in”. That is, simply by using their services the Company agrees to a set of policies and procedures. Second, a direct contract with the retailer (e.g. Amazon). And third, oral contracts. All of these contracts are generally cancellable at will by either party. There may or may not be a notice provision. A non-material number of customers and members are located outside the United States.

The contracts generally provide for mechanisms to simply change the terms of a particular offer, typically commission rates, affected SKUs, and timing.

The Company does not have revenue generating contracts with its members.

Disaggregation

There is no material basis upon which to disaggregate the Company’s revenue. The Company does not find that disaggregating by customer location, line of business, customer size, contract length, a customer’s contracts with its customers, timing of transfer, or sales channel is possible, or if possible, material. The number and small relative size of each customer makes such analysis moot.

Large customers (e.g. Walmart) are broad line retailers. While a portion of the transactions generated by iConsumer members may have the potential for meaningful disaggregation, the Company does not receive sufficiently granular data to make that judgment possible.

Approximately 5.6% of the Company’s transactions by revenue come from customers providing travel services (e.g. Expedia, Orbitz, Hilton, Marriott) in 2020. For 2019, approximately 8% of revenue came from that group of customers. The balance of the Company’s customers serve essentially the same function to essentially the same online audience via the same channels under similar short term contracts via online retail sales.

We believe (and the Covid-19 pandemic is showing) that travel services may respond differently to changes in the economy or societal issues. In addition to the standard broad economic risks, the Company’s customers that provide travel and travel related services to our audience members are subject to an additional set of risks. A reduction in travel expenditures can occur, even if the broad economy’s health doesn’t change. Changes in fuel prices, terrorist threats, communicable diseases, and war are some of the factors that our audience members may take into account when booking travel.

On or about March 1, 2020 the Covid-19 pandemic began to significantly affect the Company’s business. Several major retailers (including Walmart and Macy’s) ended all of their marketing arrangements, including those arrangements with the Company. Travel related revenues effectively ended.

Subsequent to the date of these financial statements, consumers’ reaction to the pandemic and the availability of vaccinations began to change their behavior. Retailers that had ceased working with iConsumer began to resume relationships.

 Performance Obligations

As an agent for the customer, the Company’s performance obligation to a customer is created and completely fulfilled simultaneously. Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. In rare instances, the retailer has agreed to pay the Company a fee for showing advertising to the Company’s members. The Company is generally not obligated to promote the customer to its members. However, if it does, and the member makes a purchase from the customer, the customer is obligated to compensate the Company. If the Company does elect to promote the customer to its members, it has simultaneously created and fulfilled its obligation. The Company is responsible, but not obligated, for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Principal vs. Agent

For purposes of ASC 606, the Company is an agent of the customer. As such, it only recognizes the commission revenue generated by the transaction.

Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. If the retailer has agreed to pay the Company for advertising services, the retailer will owe the Company money once the user has been shown the retailer’s advertisement. As of December 31, 2020 and December 31, 2019 there have been no material advertising revenues. The Company is responsible for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Timing

The Company recognizes revenue as of the date of the transaction between the customer and its customer (the member), assuming the Company believes that such a transaction has a low likelihood of being reversed by the customer. In the event that a transaction has characteristics that cause the Company to believe that it has a higher likelihood of being reversed by the customer, the Company will recognize revenue for that transaction after the commission payment for that transaction is received.

The retailer is responsible for reporting that purchase or other commissionable activity, and the pertinent details of that purchase, including transaction price and commission amount, to the Company, almost exclusively after the retailer has shipped goods or provided the service.

For advertising revenue (non-material at this time) the Company recognizes revenue on the date an advertisement was shown.

Payment is generally due and received within 90 days after the transaction occurs. If a user returns the goods or service, the retailer has the right to reverse the transaction. User returns, if they occur, are generally recognized in the same accounting period as they were originally recognized. The Company closes its books approximately 45 days after the period end, which allows it to capture those returns. In the Company’s judgment, there is no material time-based obligation or variable consideration remaining after the close of its books and subsequent financial statement reports.

Concentration of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited.

Concentration of Cryptocurrency Risks

The Company offers members the opportunity to redeem cash denominated rebates in the form of Bitcoin. When a member requests redemption denominated in Bitcoin, the Company acquires sufficient Bitcoin contemporaneously to fulfill that redemption request, using the market price of Bitcoin on that date. It does not expose itself to changes in the price of Bitcoin for these redemption requests.

The Company has Bitcoin-denominated rebates (liabilities) earned in years prior to 2019. From time to time, members request redemption of those rebates. At the time of the redemption request, the Company acquires Bitcoin to fulfill the request. The Company may retain a de minimis amount of Bitcoin in its cryptocurrency wallet to facilitate small transactions. The Company is exposed to the market volatility in the price of Bitcoin for Bitcoin rebates earned, but not yet redeemed. For the year ended December 31, 2020, the Company incurred an unrealized loss of $230,341 from the Bitcoin exposure.

As of December 31, 2020 and December 31, 2019, the Company’s Bitcoin liability was $285,139 and $54,798, respectively.

Concentration of Customer and Customer Credit Risk

The Company is exposed to concentration of customer risk. In 2020, it had two customers that represented over 22% of its revenues. In 2019, it had one customer that represented over 15% of its revenues. Should those customers stop doing business with the Company, the Company would be significantly adversely affected. Should those customers not pay the Company the monies owed to the Company, the Company would be significantly adversely affected. The impact of non-payment would be mitigated as the Company is not obligated to provide rebates to members if the Company does not get paid. In 2020, due to the impact of the Covid-19 pandemic, two of those customers stopped doing business with iConsumer.

Concentration of Member (User) Risk

The Company is exposed to concentration of member risk. In 2020, it had one member whose purchases at customers other than Amazon generated approximately 13% of the Company’s non-Amazon revenues. In 2019, it had one member whose purchases generated approximately 13% of the Company’s non-Amazon revenues. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

Significant Judgments

The Company implemented procedures in 2018 to identify transactions that do not meet its standards. Such transactions are not recognized as revenue until payment is received. These procedures utilize a combination of member transaction history, customer transaction history, customer payment history (at the transaction level), quality of customer reporting, aging of accounts receivable, and other characteristics to make this determination. As of December 31, 2019 and December 31, 2020, approximately $4,250 of transactions that may have been recognized as revenue under the procedures in place before July 1, 2018 are not being recognized and are not reflected on the financial statements dated December 31, 2019 or December 31, 2020. If and when the Company receives payment for those transactions, the Company will recognize the revenue on the then current financial statements.

The Company has no unfulfilled performance obligations to customers with regard to these transactions.

Cost of Revenue

The Company reflects 100% of cash back awards and 100% of the value of stock rebates earned directly as the result of a purchase to be a Cost of Revenue. During 2019 and 2020 the Company routinely varied its target of cash and stock rebates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering. The Company had equity offerings open continuously in 2019 and 2020.

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2020, and December 31, 2019, the Company had deferred tax assets of approximately $1,040,000 and $790,000, respectively, related to net operating loss carryforwards (NOL). Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefits as of December 31, 2020 or December 31, 2019. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2020 and December 31, 2019 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The Company has filed its 2019 and 2018 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for 2020.

Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 113,975,893 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issued post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non-Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $921,967 and $506,841 for the years ended December 31, 2020 and December 31, 2019, respectively. In addition, the Company had a working capital deficit of $483,959 and $457,513 at December 31, 2020 and December 31, 2019 with limited cash resources available. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS, and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non-marketing). Included in the fee is the care of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As of March 1, 2020 OSS and the Company agreed that, due to the pandemic, the license fee shall be 0% of revenues, subject to change without notice. For the year ending December 31, 2020, the fee was $2,740. For the year ending December 31, 2019 the fee was $35,558. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of December 31, 2020 the Company owed $298,205 to the Related Parties for expenses paid on the Company's behalf since inception, compared to $338,535 owed as of December 31, 2019.

NOTE 6: OFFERINGS

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering called for the Company to offer for sale under Regulation A, $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $.045 per share. Sales of these securities commenced on September 29, 2016.

The Company relies upon an open offering to offer its equity as a reward. In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). The Company proposed to offer for sale in the Follow On Offering $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share. That offering was qualified by the SEC on June 13, 2018. That offering was requalified by the SEC on June 13, 2019 and again on June 10, 2020. On August 1, 2019 the offering price was raised to $0.18 per share. That offering was open as of December 31, 2020. Subsequent to the date of these financial statements, the Company filed, and the SEC qualified, a new offering under Regulation A in which the offering price was $.25 per share.

The Company’s Series A Non-Voting Preferred stock is quoted on the OTC market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and an additional $13,000 as of December 31, 2018. The debt has a term of three years, accrues interest at rates ranging from 8% - 12%, and requires interest only payments in years two and three. The debt is convertible into Series A Preferred Non-Voting stock at a price of $.075 per share at the option of the holder. This offering utilizes Regulation D 506(c) and is open to accredited investors only.

That debt issued in that private placement began to mature in 2020. The Company redeemed $16,500 of those notes. Under the terms of the notes, the Company could extend the maturity date of those notes. The Company and five note holders mutually agreed to extend the maturity dates into 2021. The note holders agreed to accept RWRDP at the then effective offering price in lieu of cash for their interest payments.

The Company’s offering enables it to offer its equity as compensation for services. In 2020, the Company issued 1,277,777 shares as compensation for services.

NOTE 7: OTHER FINANCING ACTIVITIES

The Company received an Economic Injury Disaster Loan (“EIDL”) from the Small Business Administration (“SBA”) in May 2020 in the amount of $60,000. The terms of the loan require monthly repayment beginning in May, 2021. It has a 30 year amortization at 3.75% annual interest rate. The SBA has received a security interest to certain collateral consisting of all tangible and intangible property. Additionally, the Company received a forgivable (and forgiven) grant of $5,000.

Repayment Schedule	Year	Principal Repayment	Interest Expense	Balance
	2021	2,626	2,356	60,947
	2022	2,578	2,292	58,802
	2023	2,530	2,210	56,657
	2024	2,482	2,128	54,513
	2025	2,435	2,046	52,368
	Thereafter	52,368	24,518

Subsequent to the date of the loan and subsequent to the date of these financial statements, the SBA extended the repayment start date to February, 2022.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 28, 2021 the date the financial statements were available to be issued.

The effects of the Covid-19 pandemic began to lessen in the first four months of 2021, but the Company expects the effect of the pandemic to continue for the foreseeable future. The Company has seen the return of some of the customers it had lost (including, but not limited to, Walmart and Macy’s). The uncertainty surrounding the future economic health of the world’s economy has eliminated the ability to forecast revenue, member acquisition, and related expenses.

The Company has, or will, apply for various pandemic-related loans and grants offered by the U.S government. The Company does not expect that, if it receives any such loans or grants, they will be sufficient to allow “business as usual”.

The Company has taken steps to reduce expenses. The Company has notified its contractors that they will be subject to elimination or compensation reduction.

Further unpredictable negative effects of the pandemic are uncertain. The Company may not be able to survive the downturn in its business caused by the pandemic and its related effects.

On March 10, 2021 the SEC qualified a new offering for the Company. Under this offering, the price was raised to $.25 per share. The market price for RWRDP as of April, 2021 was about $.14 per share. The difference between the market price and the share price in the offering presents a marketing challenge that the Company is addressing by raising the percent stock back percentage earned on transactions when shopping. The Company expects to continue to vary the stock back percentage to adjust for such differences.

NOTE 10: GOVERNANCE

On July 6, 2015 the Company revised the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 11: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members, is offering members and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a member, recruiting other members, and utilizing the Company’s services to earn rebates on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Non-Voting Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $.045 per share through February 13, 2017. This valuation is the per share price ($.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $.09 per share. This valuation is the per share price ($.09) received in the amended Offering beginning February 13, 2017. Subsequent to June 13, 2018, the Company valued this equity at $.15 per share, pursuant to the Offering qualified by the SEC on that date. Subsequent to August 1, 2019 and through December 31, 2020 the Company valued this equity at $.18 per share. Subsequent to the date of these financial statements, on March 10, 2021 the Company began valuing this equity at $.25 per share. The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It recognized a total of $563,875 in 2020 to reflect this expense, compared to a total of $279,289 in 2019.

As of December 31, 2020 the Company had issued and transferred 6,211,024 shares of Preferred Stock equity under this marketing program to 2,702 members, who thus became shareholders of record.

As of December 31, 2020, approximately 53,000 members were due 16,889,672 additional shares under this program, but the Company had not yet issued and transferred these shares to its members. Until issued and transferred, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue and transfer these shares upon receiving an executed subscription agreement, appropriate fees, and appropriate shareholder identification.

Index to Exhibits

The documents listed in the Exhibit Index of this Offering Circular are incorporated by reference or are filed with this Offering Circular, in each case as indicated below.

Exhibit Number	Description

2.1	Amended and Restated Certificate of Incorporation (1)

2.2	First Amendment to Amended and Restated Certificate of Incorporation (2)

2.3	Bylaws (1)

3.1	Certificate of Designations (1)

4	Form of Subscription Agreement*

6.1	Amended and Restated Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 25, 2016 (1)

6.2	2016 Equity Incentive Plan (1)

6.3	Form of Broker-Dealer Services Agreement with FundAmerica Securities LLC (1)

7	Recapitalization and Exchange Agreement dated July 6, 2015 (1)

8	Form of Escrow Agreement (1)

11	Auditor’s Consent

12	Opinion of CrowdCheck Law LLP*

(1) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference.

(2) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10795) and incorporated herein by reference.

* Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 17, 2022.

iConsumer Corp.

By	/s/ Robert N. Grosshandler

Robert N. Grosshandler, principal executive officer of iConsumer Corp.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Robert N. Grosshandler, principal executive officer, principal financial officer, principal accounting officer and Sole Director

Date:	February 17, 2022

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